Exhibit 2.1

Confidential	Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

JAMF HOLDING CORP.,

JAMF SOFTWARE, LLC,

WHITE WOLF MERGER SUB, INC.,

WANDERA, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS REPRESENTATIVE OF THE COMPANY EQUITYHOLDERS

MAY 5, 2021

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A – Working Capital Schedule

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Stockholder Letter of Transmittal

Exhibit D-1 – Form of Warrant Cancellation Agreement

Exhibit D-2 – Form of Option Cancellation Agreement

Schedule 1.1 – Principal Stockholders

Schedule 1.2 – Non-Compete Parties

Schedule 1.3 – Non-Solicit Parties

Company Disclosure Schedules

Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 5, 2021 by and among JAMF Holding Corp. (“Ultimate Parent”), a Delaware corporation, solely for the purposes of its obligations set forth in Section 10.3(c), JAMF Software, LLC, a Minnesota limited liability company (“Parent”), White Wolf Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), Wandera, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Representative”).

RECITALS

WHEREAS, the board of directors of each of Ultimate Parent, Parent, Merger Sub and the Company has unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of each of Parent and the Company has (a) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are in furtherance of and consistent with their respective business strategies and are in the best interest of Parent, the Company or Merger Sub, as the case may be, and the respective stockholders of Parent and the Company and the sole stockholder of Merger Sub and (b) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the DGCL;

WHEREAS, the board of directors of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, to authorize, adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger and at the Effective Time, among other things, all of the issued and outstanding Company Shares, outstanding Vested Options and outstanding Company Warrants shall be converted into the right to receive a portion of the Merger Consideration as provided herein;

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each Principal Stockholder is entering into a Support Agreement in favor of Parent (each, a “Support Agreement”);

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of (a) the Persons set forth on Schedule 1.2 is entering into a form of Restrictive Covenant Agreement (each, a “Non-Competition Agreement”), and (b) the Persons set forth on Schedule 1.3 is entering into a form of Restrictive Covenant Agreement (each, a “Non-Solicitation Agreement”), in each case, in a form mutually agreed upon by Parent and the Company;

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company is delivering evidence to Parent of the Requisite Stockholder Approval (as defined herein); and

WHEREAS, to induce the other parties hereto to enter into this Agreement and consummate the transactions contemplated hereby, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions.  As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Acquired Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Acquired Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Acquired Company Products.

“Acquired Company Products” means all Software and other products and services from which the Acquired Companies have derived within the three (3) years preceding the date hereof or are currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means an amount equal to (i) the Closing Merger Consideration, plus (ii) an amount equal to the aggregate exercise price of all of the outstanding Vested Options (excluding, for clarity, the EMI Options to the extent exercised as of immediately prior to the Effective Time) as of immediately prior to the Effective Time, plus (iii) an amount equal to the aggregate exercise price of all Company Warrants outstanding as of immediately prior to the Effective Time, plus (iv) the Deferred Merger Consideration.

“Agreement” has the meaning set forth in the introductory paragraph above.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Balance Sheet” has the meaning set forth in Section 4.6(b).

“Business” means (a) the Acquired Companies’ business of providing an enterprise software service that secures mobile data and delivers controls including cost management, compliance enforcement and threat prevention  and (b) any other business engaged in by the Acquired Companies as of the date hereof.

“Business Data” means all Business information and all Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by or on behalf of any of the Acquired Companies, including by any of the Acquired Companies’ IT Systems.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in New York or London are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law intended to address the consequences of COVID-19.

“Cash on Hand” means all cash and cash equivalents of the Acquired Companies, as determined in accordance with FRS 102.  For the avoidance of doubt, Cash on Hand shall (a) be calculated net of issued but uncleared checks and drafts, (b) include (i) checks and wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies (ii) any security deposits in respect of real estate leases or deposits securing credit cards, and (iii) the aggregate exercise price of the EMI Options to the extent exercised as of immediately prior to the Effective Time and (c) exclude any amounts relating to credit card receivables or Restricted Cash.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash on Hand” means the Cash on Hand of the Acquired Companies as of 11:59 PM ET on the day immediately preceding the Closing Date.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Merger Consideration” has the meaning set forth in Section 3.1(a).

“Closing Transaction Expenses” means the Transaction Expenses that are unpaid as of the Closing.

“Closing Working Capital” means, as of 11:59 PM EST on the day immediately preceding the Closing Date, an amount equal to Current Assets minus Current Liabilities calculated in accordance with FRS 102.  Exhibit A represents an illustrative calculation of Closing Working Capital as of the date hereof.

“Closing Working Capital Target” means negative six million two hundred fifty thousand dollars ($(6,250,000)). In the event that the exchange rate from the British Pound sterling to U.S. dollars, calculated using the applicable exchange rate set forth in The Wall Street Journal, Eastern Edition, on the Closing Date is either 10% higher or 10% lower than such exchange rate on the date of this Agreement, then the Closing Working Capital Target will be adjusted (upward or downward, as applicable) to account for the change in the exchange rate.

“Collar Amount” means $625,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Disclosure Schedules” has the meaning set forth in Article IV.

“Company Employee” means any employee, officer, director or individual independent contractor of the Acquired Companies.

“Company Equityholders” means the Company Stockholders, Vested Option holders and the Warrantholders.

“Company Escrow Equityholders” means the Company Stockholders and the Warrantholders (excluding the EMI Stockholders).

“Company Representatives” has the meaning set forth in Section 6.12.

“Company Share” means each share of Preferred Stock and Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Company’s Knowledge” means the actual knowledge of Eldar Tuvey, Roy Tuvey, Ben Oxnam and Mark Flanders, none of whom will have any personal liability regarding such knowledge.

“Company Stockholders” means the holders of all issued and outstanding Company Shares immediately prior to the Effective Time.

“Company Subsidiaries” has the meaning set forth in Section 4.3(d).

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization involving the Acquired Companies, (ii) merger or consolidation involving the

Acquired Companies, (iii) sale of all or any material assets of any of the Acquired Companies (other than sales of inventory in the ordinary course of business and sales of assets that are obsolete or no longer useful to the business of the applicable Acquired Company) or all or any Company Shares (including any rights to acquire, or securities convertible into or exchangeable for, any such Company Shares but excluding (x) any exercises of Options set forth in Schedule 4.3(b), (y) any exercises of Company Warrants set forth in Schedule 4.3(c) or (z) conversion of Preferred Stock, in each case in accordance with the terms and conditions of such Option, Company Warrant or Preferred Stock) of the Acquired Companies or (iv) similar transaction or business combination involving the Acquired Companies or their respective businesses or assets.

“Company Transactions Legal Advice” has the meaning set forth in Section 12.16.

“Company Warrants” means each warrant to purchase shares of Series B Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated August 31, 2020, by and between Parent and the Company.

“Consideration Schedule” has the meaning set forth in Section 3.1(b).

“Continuing Employees” has the meaning set forth in Section 10.3(a).

“Contracts” has the meaning set forth in Section 4.13.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Current Assets” means the aggregate amount of the consolidated current assets of the Acquired Companies as of 11:59 PM EST on the day immediately preceding the Closing Date, calculated using only those general ledger accounts for current assets included in Exhibit A.  For the avoidance of doubt, (i) Current Assets shall include only amounts that are expected to be received or consumed within 12 months of the Closing Date, and (ii) Current Assets shall exclude any Cash on Hand, Restricted Cash, deferred Tax assets, income Tax assets, and acquisition related escrow assets.  Exhibit A includes an illustrative calculation of Current Assets as of the date hereof.

“Current Liabilities” means the aggregate amount of the consolidated current liabilities of the Acquired Companies as of 11:59 PM EST on the day immediately preceding the Closing Date, calculated using only those general ledger accounts for current liabilities included in Exhibit A, including both the short term and long term portion of deferred revenue, any liability related to payment of earned and accrued bonuses or commissions (provided that, to the extent that the Company does not accrue for any applicable bonus or commission in the normal course of business, then such bonus or commission shall be included in the definition of Current Liabilities to the extent earned, without regard to such lack of accrual), and all unpaid Pre-Closing Taxes that are income Taxes, but excluding (i) Transaction Expenses and (ii) Indebtedness balances included in Current Liabilities. For the avoidance of doubt, apart from the foregoing exceptions, no liability shall be classified as a Current Liability unless such liability has been consistently classified as a current liability on the Financial Statements.

“Czech Company” has the meaning set forth in Section 4.1.

“D&O Indemnified Person” has the meaning set forth in Section 10.2(a).

“Data Security Requirements” means, collectively, all of the following, as applicable, to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Acquired Companies or to the conduct of the Business, including any Business Data:  (i) each Acquired Company’s own published rules, policies, and procedures (whether physical or technical in nature, or otherwise); (ii) all applicable laws, rules and regulations (including, as applicable, the California Online Privacy Protection Act of 2003 (CalOPPA), General Data Protection Regulation  (EU) 2016/679) (GDPR), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and California Consumer Privacy Act (CCPA); (iii) binding industry principles (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); (iv) any applicable decisions, guidelines and codes of conduct applicable to processing of personal data and, more in general, to privacy matters issued by the relevant data protection authority or other Governmental Authority; and (v) contracts into which any of the Acquired Companies have entered or by which any Acquired Company is otherwise bound.

“Data Treatment” means the receipt, access, collection, compilation, use, processing, protection, privacy, storage, sharing, safeguarding, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including Personal Information, payment card data or other protected information relating to individuals.

“Debt Financing” has the meaning set forth in Section 6.8.

“Decree 231” has the meaning set forth in Section 4.23(b).

“Deferred Merger Consideration” has the meaning set forth in Section 3.1(e).

“Deferred Pro Rata Share” means with respect to a particular Company Equityholder, a fraction, (x) the numerator of which is the number of Company Shares (including shares of EMI Stock), Company Shares issuable in respect of Vested Options (other than EMI Options that are exercised for Company Shares as of immediately prior to the Effective Time), and Company Shares issuable in respect of Company Warrants that such Company Equityholder held as of immediately prior to the Effective Time, and (y) the denominator of which is the aggregate number of Company Shares (including shares of EMI Stock), Vested Options (other than EMI Options that are exercised as of immediately prior to the Effective Time), and Company Warrants that all Company Equityholders held as of immediately prior to the Effective Time.

“Designated Contacts” has the meaning set forth in Section 6.4.

“DGCL” has the meaning set forth in the recitals above.

“Dispute Notice” has the meaning set forth in Section 3.4(b).

“Dispute Period” has the meaning set forth in Section 3.4(b).

“Dissenting Shares” has the meaning set forth in Section 3.6.

“Dissenting Stockholders” has the meaning set forth in Section 3.6.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.2.

“EMI Options” means each Option that was intended to be granted under Schedule 5 to the Income Tax (Earnings and Pensions Act (2003).

“EMI Stock” has the meaning set forth in Section 3.2(d).

“EMI Stockholders” has the meaning set forth in Section 3.2(d).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3), whether or not subject to ERISA) and each other employment, individual consulting, retention, change in control, severance, equity, equity-based, phantom equity, stock option, stock purchase, bonus, incentive, retirement, welfare, post-employment welfare, deferred compensation or other employee benefit or compensation plan, program, policy agreement or arrangement that is maintained, sponsored or contributed to by any Acquired Company, to which any Acquired Company has any obligation to make any contributions or with respect to which any Acquired Company has any liability, provided, however, that the term “Employee Benefit Plan” shall exclude any (a) statutory employee benefit plan required pursuant to applicable Law that is maintained by a Governmental Authority and (b) any PEO Plan.

“Employee Benefits” has the meaning set forth in Section 10.3(a).

“Employee Option Holder” means each holder of Options that is a current or former employee of the Company or its Subsidiaries.

“Employment Agreements” has the meaning set forth in the recitals above.

“End Date” has the meaning set forth in Section 11.1(b)(i).

“Environmental Laws” means all Laws concerning pollution, human health or safety or protection of the environment, as such Laws are enacted and in effect on or prior to the Closing Date.

“Equity Incentive Plans” means the Wandera, Inc. 2013 Equity Incentive Plan and the 2012 Wandera, Inc. Share Option Scheme.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 3.1(c)(i).

“Escrow Agent” has the meaning set forth in Section 3.1(c)(i).

“Escrow Agreement” has the meaning set forth in Section 3.1(c)(i).

“Escrow Amount” means an amount equal to $500,000.

“Escrow Funds” has the meaning set forth in Section 3.1(c)(i).

“Escrow Pro Rata Share” means with respect to a particular Company Escrow Equityholder, a fraction, (x) the numerator of which is the portion of Merger Consideration that such holder is entitled to be paid pursuant to this Agreement with respect to its Company Shares and Company Warrants, and (y) the denominator of which is the aggregate Merger Consideration that all Company Escrow Equityholders are entitled to be paid pursuant to this Agreement with respect to their Company Shares and Company Warrants, in each case after giving effect to the Reallocation.

“Estimated Closing Cash on Hand” has the meaning set forth in Section 3.1(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.1(b).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.1(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.1(b).

“ET Affiliate” means The Gaskaar Trust.

“FCPA” has the meaning set forth in Section 4.23(a)(vi).

“FFCRA” means the Families First Coronavirus Response Act (Public Law 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive with respect to the making by the applicable Party of the representations in Article IV or Article V of this Agreement (as applicable) brought by a Party against another Party.

“FRS 102” means FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland.

“Fully-Diluted Number” means an amount equal to the sum of (a) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, the Common Stock into which the outstanding Preferred Stock will be convertible as of immediately prior to the Effective Time and the EMI Stock), plus (b) the total number of shares of Common Stock that would be issued assuming the exercise of all outstanding

Vested Options (excluding any Vested Options that are EMI Options and that are exercised as of immediately prior to the Effective Time), plus (c) the total number of shares of Common Stock that would be issued assuming the exercise of all outstanding Company Warrants, assuming such exercise or conversion immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 8.2(a).

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, including any supervisory authority, any court or judicial authority, any arbitrator or arbitral tribunal (public or private) or any other public authority, whether domestic or foreign, federal, state, local or supranational.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, any liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) for the deferred purchase price of goods and services, including any earn-out obligations or similar contingent payables associated with past acquisitions, but excluding any trade payables in the ordinary course, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) in respect of accrued and unpaid severance for any current or former employee, officer or director of any Acquired Company that arises before or on the Closing Date, together with the employer portion of any payroll Taxes due on the foregoing amounts (including, for the avoidance of doubt, any such Taxes which may be deferred pursuant to the CARES Act), computed as though all such amounts were payable as of the Closing Date, (v) benefits and any vested obligations arising from any nonqualified deferred compensation plans, unfunded defined benefit plans, or underfunded pension obligations, together with the employer portion of any payroll Taxes due on the foregoing amounts (including, for the avoidance of doubt, any such Taxes which may be deferred pursuant to the CARES Act), computed as though all such amounts were payable as of the Closing Date, (vi) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Indebtedness referred to above assuming the repayment in full of such Indebtedness as of such time, (vii) in respect of delinquent rent, (viii) required to be paid to terminate any interest rate swaps, hedging or similar arrangements, (ix) in respect of any reimbursement obligations under or pursuant to letters of credit or other similar instruments or arrangements by which such Person assures a creditor against loss, to the extent any such letters of credit or similar instruments or arrangements have been drawn, (x) in respect of any payroll Taxes deferred pursuant to the CARES Act, (xi) in respect of deferred UK VAT under HM Revenue and Customs’ COVID-19 VAT deferral scheme, (xii) in respect of any management, monitoring, advisory or other similar fees or expenses and (xiii) PTO liability accrued as of December 31, 2020 and that was not taken or utilized as of the Closing.  Notwithstanding the foregoing, Indebtedness does not include (A) any operating or lease obligations (other than capital leases), (B) any intercompany obligations between or among the Company or any Company Subsidiary, (C) any Current Liabilities, (D) any Transaction Expenses or (E) any deferred revenue.

“Indemnity Pro Rata Share” means with respect to a particular Company Equityholder, a fraction, (x) the numerator of which is the portion of Merger Consideration that such Company Equityholder is entitled to be paid pursuant to this Agreement with respect to its Company Shares, Vested Options and Company Warrants (which, for EMI Stock, shall be calculated net of the exercise price of the EMI Options paid therefor), and (y) the denominator of which is the aggregate Merger Consideration that all Company Equityholders are entitled to be paid pursuant to this Agreement with respect to their Company Shares, Vested Options and Company Warrants (which, for EMI Stock, shall be calculated net of the exercise price of the EMI Options paid therefor), in each case after giving effect to the Reallocation.

“Independent Accountant” has the meaning set forth in Section 3.4(b).

“Information Statement” has the meaning set forth in Section 6.6.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (a) patents, patent applications, and inventions and all improvements thereto (whether or not patentable or reduced to practice), (b) trademarks, service marks, logos, trade names, trade dress and domain names, and other indicia of source, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software and all works of authorship (whether or not copyrightable), (d) registrations and applications for registration of any of the foregoing, (e) intellectual property rights in Software, (f) intellectual property rights in confidential and proprietary information, trade secrets, technologies, data, databases, and documentation thereof, utility models, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and know-how, and (g) moral rights.

“Interim Financial Statements” has the meaning set forth in Section 4.6(b).

“IT Systems” means all Software, computer systems, servers, hardware, firmware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals, networks, network equipment, databases and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, controlled, used, held for use, outsourced, leased or licensed by the Acquired Companies in connection with the Business as currently conducted.

“Labor Agreement” means any collective bargaining agreement or other Contract or agreement with any labor union, labor organization or works council.

“Law” means any law, act, code, ruling, statute, regulation, rule, judgment, injunction, ruling, award, decree, writ, ordinance, order, legally binding written guidance, or other binding action or requirement of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” means all leases and subleases, licenses, concessions and other agreement (written or oral) including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which any of the Acquired Companies holds any Leased Real Property.

“Legal Proceeding” means any judicial, administrative, arbitral and any other actions, suits, claims, charges, complaints, grievances, audits, investigations, inquiries, or proceedings (public or private) by or before a Governmental Authority.

“Lien” means any mortgage, pledge, lien, license, restriction on transfer, encumbrance, charge or other security interest.

“Malicious Code” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance, either alone or in combination (any such item, an “Effect”), that has or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business or results of operations of the Acquired Companies, taken as a whole or (b) the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby in a timely manner; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any Effect affecting the economy of the United States generally or political or regulatory conditions or the economy of any country in which any Acquired Company conducts business; (ii) any Effect affecting the industries in which the Acquired Companies conduct business; (iii) any Effect arising in connection with acts of God, disasters, emergencies, calamities, pandemics or similar events including the escalation or material worsening of any such acts of God, disasters, emergencies, calamities, pandemics or similar events whether commenced before or after the date hereof, (iv) any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions existing as of the date of this Agreement, (v) any Effect arising in connection with global, national or regional political or social changes, actions or conditions, including hostilities, military actions, political instability, political elections, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof; (vi) any failure, in and of itself, by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect); (vii) compliance with, or any action expressly required to be taken by any Acquired Company under the terms of this Agreement; (viii) any Effect that results from any action taken at the express request of Parent; (ix) the announcement or pendency of the transactions contemplated by this Agreement, or (x) any change in Law or FRS 102 or interpretation thereof solely to the extent occurring after the date hereof, unless, in the cases of clauses (i), (ii), (iii), (iv) or (v) above, such changes would reasonably be expected to have a disproportionate impact on the financial condition, business or results of operations of the Acquired Companies, taken as a whole, relative to other affected participants in the industries in which any Acquired Company conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.13.

“Material Customer” has the meaning set forth in Section 4.20(a).

“Material Supplier” has the meaning set forth in Section 4.20(b).

“Merger” has the meaning set forth in the recitals above.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Money Laundering Laws” has the meaning set forth in Section 4.21(a).

“Non-Competition Agreement” has the meaning set forth in the recitals above.

“Non-Employee Option Holder” means each holder of Options that is not an Employee Option Holder.

“Non-Party Affiliates” has the meaning set forth in Section 12.16.

“Non-Solicitation Agreement” has the meaning set forth in the recitals above.

“OFAC” has the meaning set forth in the definition of Trade Laws.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Option” has the meaning set forth in Section 3.3(a).

“Option Cancellation Agreement” has the meaning set forth in Section 3.3(c).

“Option Holders” means, collectively, the Employee Option Holders and the Non-Employee Option Holders.

“Option Payments” has the meaning set forth in Section 3.3(b).

“Ordinary Course of Business” means, with respect to the Acquired Companies, the ordinary course of business of the Acquired Companies consistent in all material respects with past practice through the date hereof.

“Organizational Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Acquired Companies, including the Scheduled Intellectual Property.

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent RSU” means a restricted stock unit in respect of the common stock, par value $0.001, of Ultimate Parent.

“Party” or “Parties” means the Company, the Representative, Merger Sub and Parent.

“Payments Administrator” means Acquiom Financial LLC.

“Payments Agreement” means that certain payments administration agreement, dated as of the date hereof, by and among Parent, the Representative, and the Payments Administrator, providing for the payment of certain funds in accordance with the terms thereof.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“PEO Plan” means any benefit or compensation plan, program, policy agreement or arrangement maintained by a third party professional employer organization for the benefit of employees of any Acquired Company.

“Per Share Merger Consideration” means an amount equal to the quotient of (x) the Aggregate Merger Consideration, divided by (y) the Fully-Diluted Number; provided that “Per Share Merger Consideration” for (a) any Specified Investors shall be reduced by such Specified

Investor’s Specified Investor Pro Rata Share of the Reallocation Amount divided by such Specified Investor’s Company Shares, (b) the ET Affiliate shall be increased by 50% of the Reallocation Amount divided by the sum of the ET Affiliate’s Company Shares, and (c) for the RT Affiliate shall be increased by 50% of the Reallocation Amount divided by the sum of such RT Affiliate’s Company Shares.

“Per Warrant Merger Consideration” has the meaning set forth in Section 3.2(f).

“Permits” has the meaning set forth in Section 4.8.

“Permitted Liens” means each of the following: (a) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens which have arisen in the Ordinary Course of Business for amounts which are not due and payable or which are being contested in good faith by appropriate filings; (c) Liens for Taxes not yet delinquent for which adequate reserves have been established in accordance with FRS 102; (d) non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business; (e) all leases, subleases, concessions or service contracts to which any Person or any of its Subsidiaries is a party, (f) all Liens identified on title policies or preliminary title reports or other documents or writings included in the public reports, and (g) Liens which are not reasonably likely to materially impair the continued use of the asset or property to which they relate.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, any information relating to an identified or identifiable natural person, including personal data and personally identifiable information that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” means all U.S. federal, state, local and non-U.S. Taxes of the Acquired Companies for Pre-Closing Tax Periods, including (A) all liabilities for Taxes under Code Sections 951, 951A, or 965 (including any installments of Tax payable after the Closing Date with respect to any election under Code Section 965(h) (or any applicable guidance issued with respect thereto) made prior to the Closing) to the extent the relevant inclusion is attributable to the income of a foreign entity arising in any such period and calculated by assuming that the taxable period of each Acquired Company ended as of the Closing Date, (B) any payroll Taxes deferred under the CARES Act or the Payroll Tax Executive Order that are attributable to a Pre-Closing Tax Period, (C) any Taxes of any members of an affiliated, consolidated, combined, or unitary group of which any of any of the Acquired Companies (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, or foreign Law), (D) any Taxes of any Person imposed on any of the Acquired Companies as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, by contract or operation of Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (E)  any Transfer Taxes borne by the Company Equityholders pursuant to Section 10.1(a). For any taxable period that includes but does not end on the Closing Date, Pre-Closing Taxes shall be calculated as if such taxable periods ended on the Closing Date using (i) a closing-of-the-books method for Taxes based on income, payroll or receipts (and for such purpose, the Taxable period of any “controlled foreign corporation” as defined in Section 957 in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily pro-ration method and (ii) a daily pro-ration method for all other Taxes; provided, that, the amount of such unpaid Taxes shall not be less than zero (0).  Notwithstanding the foregoing, Pre-Closing Taxes shall not include the employer portion of any payroll Taxes due in connection with any amounts included in the definition of Indebtedness or Transaction Expenses (including, for the avoidance of doubt, any such Taxes which may be deferred pursuant to the CARES Act).  For the avoidance of doubt, Pre-Closing Taxes shall include the amount of any Taxes for Pre-Closing Tax Periods arising from prepaid amounts (if any) that are required to be accelerated into Pre-Closing Tax Periods as a result of the transactions contemplated by this Agreement.

“Preferred Stock” means the Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Principal Stockholder” means each holder of Preferred Stock set forth on Schedule 1.1.

“R&W Insurance Policy” has the meaning set forth in Section 6.10.

“Reallocation Amount” means an amount in cash equal to $6,400,000.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon:  (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Representative” has the meaning set forth in the introductory paragraph above.

“Representative Holdback Amount” means an amount equal $150,000.

“Representative Holdback Distribution Date” has the meaning set forth in Section 12.15(d)(iii).

“Representative Losses” has the meaning set forth in Section 12.15(d)(ii).

“Requisite Stockholder Approval” means, with respect to the Company, the affirmative vote or consent to approve of the transactions contemplated by this Agreement and the Agreement itself of (A) at least two (2) of the three (3) following constituencies: (i) the holders of at least the majority of the shares of Common Stock then issued or issuable upon conversion of the Series C Preferred Stock then outstanding (voting as a single series), (ii) the holders of at least the majority of the shares of Common Stock then issued or issuable upon conversion of the Series B Preferred Stock then outstanding (voting as a single series), (iii) the holders of at least the majority of the shares of Common Stock then issued or issuable upon conversion of the Series A Preferred Stock and Series A-1 Preferred Stock then outstanding (voting as a single series and on an as-converted basis), and (B) the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis), in each case, which Shares are outstanding on the record date chosen for purposes of determining stockholders of the Company entitled to vote on the adoption of this Agreement, voting as a single class on an as-converted basis in accordance with the DGCL and the Organizational Documents of the Company.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company, dated as of May 12, 2017.

“Restricted Cash” shall mean any cash or cash equivalents of the Acquired Companies that (a) is subject to a restriction or limitation of any kind, including any cash or cash equivalents securing any Indebtedness, vendor, customer or other security deposits, or similar obligations, (b) is held as collateral or held in trust for or is otherwise to be remitted to business relations of the Acquired Companies or (c) the declaration, repatriation or payment of dividends or similar distributions by the Acquired Companies of which is not permitted, directly or indirectly, without any prior approval of any governmental entity or by its Organizational Documents or by any contract, law, order or lien applicable to the Acquired Companies or such cash and cash equivalents (including, for the avoidance of doubt, reserves of profits which are required to be set aside); provided that no security deposits in respect of real estate leases or deposits securing credit cards shall be deemed to be Restricted Cash. Any monetary conversion from the currency of a foreign country to United States dollars will be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition, on the Closing Date.

“RSU Agreement” has the meaning set forth in Section 10.3(c).

“RT Affiliate” means The Twegg Trust.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls, including Crimea, Cuba, Iran, North Korea, Sudan, Venezuela, and Syria.

“Sanctioned Person” means (i) any Person located, organized, or resident in a Sanctioned Country, (ii) any Person named on any U.S. sanctions or export controls list, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, (iii) any Person listed on any applicable non-U.S. sanctions- or export-related restricted party list, including the EU Consolidated List, and (iv) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) through (iii).

“Scheduled Intellectual Property” has the meaning set forth in Section 4.12(a).

“Security Incident” means any (a) successful breach of security, phishing incident, ransomware or malware attack affecting any IT Systems that processes Business Data, or (b) incident in which Business Data was accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of an Acquired Company).

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.0001 per share.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Specified Investors” means Bessemer Venture Partners VIII Institutional L.P., Bessemer Venture Partners VIII L.P., Sapphire Ventures Fund II, L.P., SAPPHIRE SAP HANA FUND OF FUNDS, L.P., 83 North II Limited Partnership and 83 North III Limited Partnership.

“Specified Investor Pro Rata Share” means, with respect to a particular Specified Investor, a fraction, (x) the numerator of which is the portion of Merger Consideration that such Specified Investor is entitled to be paid pursuant to this Agreement with respect to its Company Shares, and (y) the denominator of which is the aggregate Merger Consideration that all Specified Investors are entitled to be paid pursuant to this Agreement with respect to their Company Shares, in each case without giving effect to the Reallocation.

“Statement of Closing Cash on Hand” has the meaning set forth in Section 3.4(a).

“Statement of Closing Indebtedness” has the meaning set forth in Section 3.4(a).

“Statement of Closing Transaction Expenses” has the meaning set forth in Section 3.4(a).

“Statement of Closing Working Capital” has the meaning set forth in Section 3.4(a).

“Statements” has the meaning set forth in Section 3.4(a).

“Stockholder Letter of Transmittal” has the meaning set forth in Section 3.2(g).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Support Agreement” has the meaning set forth in the recitals above.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, escheat, unclaimed or abandoned property, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or any other tax of any kind whatsoever, including any interest, penalty or additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person (other than obligations under leases, credit agreements or other commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes).

“Tax Return” means any return, election, form, declaration, report, claim for refund or information return, statement or any other document of any nature whatsoever relating to Taxes filed or required to be filed with any Governmental Authority and relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Trade Laws” means all applicable customs, import, export, and sanctions laws and regulations in jurisdictions in which the Acquired Companies do business or are otherwise subject to jurisdiction, including Title 19 of the Code of Federal Regulations and the associated statutes; the U.S. International Traffic in Arms Regulations; the Export Administration Regulations; U.S. sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.

“Transaction Expenses” means, without duplication, (a) the third party fees and expenses payable by the Acquired Companies incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (for the avoidance of doubt, excluding any fees and expenses related to indebtedness incurred by Parent or Merger Sub in connection with the transactions contemplated hereby), (b) the amount of sale, transaction, change of control, retention or similar bonus and/or any other incentive compensation, severance or termination payments or benefits due or arising solely as a result of the transactions contemplated hereby, excluding any such payments under any agreement or arrangement entered into with Parent or any of its Affiliates or with the Company or any Company Subsidiary at the request of Parent or any of its Affiliates, (c) 50% of the fees and expenses payable to the Payments Administrator at Closing in accordance with and subject to the terms of the Payments Agreement, (d) 50% of the employer’s share of any employment, payroll, social security, unemployment, withholding or other similar Taxes payable as a result of or in connection with the consummation of the transactions contemplated hereby (including any payroll Taxes that the Company or any Company Subsidiary elects to defer pursuant to Section 2302 of the CARES Act), including, without duplication, any amounts described in clause (b) to the extent paid or accrued on or prior to the Closing and the Option Payments (provided that Parent’s liability for the remaining 50% of such Taxes shall not exceed $600,000), (e) any fees or costs to obtain the release and termination of any Liens, other than Permitted Liens, (f) any cost, fee or expense to obtain waivers, consents or approvals of any Person on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the costs contemplated by Section 7.1(a)) (g) any dissenters’ costs or liabilities arising out of the approval of the Merger or the allocation of the Merger Consideration, (h) 50% of any Transfer Taxes, (i) 50% of any costs, fees and expenses of the Escrow Agent, and (j) any costs, fees or expenses to obtain the tail policy contemplated by Section 10.2. Notwithstanding the foregoing, Transaction Expenses does not include (A) any Indebtedness, (B) any Current Liabilities, or (C) the Parent RSUs.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“UK Act” has the meaning set forth in Section 4.23(a)(vi).

“Ultimate Parent” has the meaning set forth in the introductory paragraph above.

“Vested Option” means an Option (or any portion thereof) that, as of immediately prior to the Effective Time, is vested, outstanding and exercisable, including any such Option (or portion thereof) that vests in connection with the consummation of the transaction contemplated by this Agreement, either in accordance with the terms of the award agreement under which such Option was issued or as a result of the board of directors (or committee thereof) of the Company taking action, prior to the Effective Time, to accelerate the vesting thereof.

“Waived 280G Benefits” has the meaning set forth in Section 6.7.

“WARN Act” has the meaning set forth in Section 4.17(b).

“Warrant Cancellation Agreement” has the meaning set forth in Section 3.2(g).

“Warrantholder” means each holder, as of immediately prior to the Effective Time, of a Company Warrant.

1.2Interpretation.

(a)Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation;” (vii) words of any gender shall include each other gender; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days;” (ix) the terms “year” and “years” mean and refer to calendar year(s); (x) the term “dollars” and all uses of “$” shall mean United States dollars and references in this Agreement to dollar amount thresholds or baskets shall not be deemed to be evidence of materiality; (xi) the terms “material” or “material to the Business” and the concept of the “material” nature of an effect upon the Business, the Company, the Acquired Companies or the Company and its Subsidiaries shall be measured relative to the entire Business, taken as a whole, and the Acquired Companies, taken as a whole, as the Business of the Acquired Companies are currently being conducted; (xii) the term “or” has the inclusive meaning represented by the phrase “and/or;” (xiii) references to notices from a third party to an Acquired Company prior to the Closing shall be deemed to mean in writing and delivered to a person included in the definition of Company’s Knowledge. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date from which the period is to be calculated shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  The phrase “made available,” “provided to” or similar phrases when used in reference to a document includes any document made available for viewing in the Company’s electronic data room at least twenty-four (24) hours prior to the date hereof.

(b)The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party.

ARTICLE II

THE MERGER

2.1The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).

2.2Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the “Closing”) will take place the later of (i) July 1, 2021 and (ii) within two  Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) via electronic exchange of signatures.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”  On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

2.3Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.4Certificate of Incorporation; Bylaws.  At the Effective Time, the Organizational Documents of the Surviving Corporation shall by operation of law be amended and restated in their entirety, but reflecting any necessary amendments to reflect the provisions of Section 10.2, to contain the provisions set forth in the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time.

2.5Directors and Officers.  At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES; SURRENDER OF COMPANY SHARES

3.1Calculation and Payment of the Merger Consideration.

(a)Calculation of Merger Consideration.  The aggregate amount to be paid by Parent at and following the Closing with respect to the Company Shares, Options and Company Warrants shall equal the following:

(i)$400,000,000 (FOUR HUNDRED MILLION UNITED STATES DOLLARS);

(ii)minus the amount, if any, by which the Estimated Closing Working Capital is less than the Closing Working Capital Target (provided that if the difference is less than the Collar Amount, then such amount shall equal zero) (the “Estimated Working Capital Shortfall”);

(iii)plus the amount, if any, by which the Estimated Closing Working Capital is greater than the Closing Working Capital Target (provided that if the difference is less than the Collar Amount, then such amount shall equal zero) (the “Estimated Working Capital Surplus”);

(iv)plus the Estimated Closing Cash on Hand (as determined in accordance with Section 3.1(b) below);

(v)minus the Estimated Closing Indebtedness (as determined in accordance with Section 3.1(b) below);

(vi)minus the Estimated Closing Transaction Expenses (as determined in accordance with Section 3.1(b) below).

The aggregate amount of items (i) through (vi) immediately above, less the Deferred Merger Consideration, is referred to herein as the “Closing Merger Consideration”; provided that, after the Effective Time, the Closing Merger Consideration shall be subject to the adjustments set forth in Section 3.4 (the Closing Merger Consideration as reduced at the Closing by the Escrow Amount and the Representative Holdback Amount, and subject to adjustment as provided in Section 3.4, the “Merger Consideration”).

(b)Estimated Merger Consideration; Consideration Schedule.  At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) a statement setting forth in reasonable detail the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), the Closing Cash on Hand (the “Estimated Closing Cash on Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and the calculation of the

Closing Merger Consideration resulting therefrom, in each case determined in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness, and Closing Transaction Expenses, as applicable, in each case, as set forth in Section 1.1, together with reasonable supporting documentation, and (ii) a spreadsheet setting forth (A) a list of the Company Stockholders and holders of Company Warrants as of immediately prior to the Effective Time and their e-mail addresses (to extent available), (B) the class and number of shares of Company Shares owned by such Company Stockholder, (C) the number of Options or Company Warrants held by each Option Holder or holder of Company Warrants as of immediately prior to the Effective Time and the applicable exercise or conversion price per share of Common Stock subject to such Options or Company Warrants, as applicable, (D) the Per Share Merger Consideration, (E) each Company Equityholder’s Indemnity Pro Rata Share and Deferred Pro Rata Share, (F) each Company Escrow Equityholder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, (G) each Company Escrow Equityholder’s Escrow Pro Rata Share, and (H) the portion of the Aggregate Merger Consideration payable to each Company Equityholder at the Closing in accordance with the Restated Certificate and this Article III, which for the avoidance of doubt, shall be reduced (1) for each Company Escrow Equityholder by such Company Escrow Equityholder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount and (2) for each Company Equityholder by such Company Equityholder’s Deferred Pro Rata Share of the Deferred Merger Consideration (the “Consideration Schedule”).  The Estimated Closing Working Capital, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness, and the Estimated Closing Transaction Expenses will be included in the determination of the Closing Merger Consideration as set forth in Section 3.1(a) above.  During the period after the delivery of the statement pursuant to this Section 3.1(b) and prior to the Closing, Parent shall have the opportunity to review such statement, and the Company shall cooperate with Parent in good faith to respond to any questions regarding such statement raised by Parent and review and consider in good faith any comments proposed by Parent with respect to the amounts and calculations in such statement; provided, that the Company shall have no obligation to modify the Estimated Closing Working Capital, Estimated Closing Cash on Hand, Estimated Closing Indebtedness, and the Estimated Closing Transaction Expenses, and the resulting calculation of Merger Consideration, and no dispute with respect to the statement delivered by the Company pursuant to this Section 3.1(b) shall be grounds for any failure of any closing condition to be satisfied or for the Closing to be delayed.

(c)Payment and Allocation of Merger Consideration.  At and upon the Effective Time, Parent shall remit the Merger Consideration by wire transfer of immediately available funds as follows:

(i)a portion of the Merger Consideration in the amount of the Escrow Amount shall be deposited by Parent in a non-interest-bearing account (the “Escrow Account”), with Citibank, N.A. (the “Escrow Agent”) to be held pursuant to an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit B hereto, to be entered into at the Closing by Parent, the Representative and the Escrow Agent.  Such amounts delivered to the Escrow Agent and subject to any reduction for distributions made pursuant to the terms of the Escrow Agreement, are referred to herein, collectively, as the “Escrow Funds” and will secure Parent’s right to receive payments in connection with adjustments to the Merger Consideration pursuant to Section 3.4(c);

(ii)a portion of the Merger Consideration in the amount of the Representative Holdback Amount shall be deposited by Parent with the Representative to satisfy potential future obligations of the Company Escrow Equityholders, which Representative Holdback Amount will be retained by the Representative in accordance with this Agreement;

(iii)subject to Section 3.1(e), (A) a portion of the Merger Consideration payable to the Non-Employee Option Holders pursuant to Section 3.3 or the holders of Company Warrants shall be remitted by Parent to the Payments Administrator for distribution to the Non-Employee Option Holders or holders of Company Warrants, as applicable, in accordance with the Consideration Schedule and (B) a portion of the Merger Consideration payable to the Employee Option Holders pursuant to Section 3.3 shall be remitted by Parent to the Payments Administrator for further distribution to the Company (which amount the Company (or one of the Company Subsidiaries) shall pay to the Employee Option Holders in accordance with the Consideration Schedule through the Company’s (or one of the Company Subsidiaries’) payroll system on or prior to the next regularly scheduled payroll date of the Company (or the applicable Company Subsidiary) that occurs after the Closing, but in no event sooner than three (3) Business Days after the Closing); and

(iv)subject to Section 3.1(e), the remaining amount of the Merger Consideration, after subtraction of (1) the amounts remitted in accordance with Section 3.1(c)(i) through Section 3.1(c)(iii), and (2) the portion thereof otherwise allocable in accordance with Section 3.6 to Dissenting Shares, shall be remitted by Parent to the Payments Administrator for the benefit of and distribution to the Company Equityholders (other than the Option Holders) as provided in this Article III and in accordance with the Consideration Schedule.

(d)Payment of Transaction Expenses.  At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies and the Company Equityholders, the Estimated Closing Transaction Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified a schedule to be provided by the Company to Parent at least two (2) Business Days prior to the Closing Date and which shall include the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full of the Estimated Closing Transaction Expenses specified thereon; provided that the amounts described in clauses (b) and (d) of the definition of Transaction Expenses shall be paid by Parent to the Company and the Company (or one of the Company Subsidiaries) shall pay such amounts to the recipients thereof through the Company’s (or the applicable Company Subsidiary’s) payroll as soon as reasonably practicable after such amount becomes due to such recipient (such payment to be net of withholdings, if any, and without interest), or to the applicable Governmental Authority with respect to any applicable Tax withholdings.

(e)Deferred Payment. Following the Closing, Parent and the Company hereby agree that (i) on October 1, 2021, Parent shall pay or cause to be paid by wire transfer of immediately available funds and pursuant to wire instructions provided by the Representative at least three Business Days prior to such date, to the Payments Administrator, cash in an aggregate amount equal to $25,000,000 (the “Initial Deferred Payment”), and (ii) on December 15, 2021, Parent shall pay or cause to be paid by wire transfer of immediately available funds and pursuant to wire instructions provided by the Representative at least three Business Days prior to such date, to the Payments Administrator, cash in an aggregate amount equal to $25,000,000 (the “Second Deferred Payment” and, together with the Initial Deferred Payment, the “Deferred Merger Consideration”).  The Payments Administrator shall distribute the Initial Deferred Payment and the Second Deferred Payment, in each case, within five Business Days after receipt thereof, (A) to Company Equityholders (other than former holders of Options) in the amounts set forth for such Company Equityholder in the Consideration Schedule in accordance with their Deferred Pro Rata Shares, which amounts shall be paid by the Payments Administrator by check or wire transfer in accordance with the instructions provided by such Company Equityholder; and (B) to the Surviving Corporation the aggregate amount payable to former holders of Options as set forth in the Consideration Schedule (for further distribution to such former holders). For the avoidance of doubt, payment of the Deferred Merger Consideration when due is an unconditional joint obligation of Parent and the Company and the Deferred Merger Consideration is not subject to set-off or reduction in any manner whatsoever. Parent and the Company hereby waive any requirement of presentment, protest or demand for performance or any notice of nonperformance or other notices of any kind by Company Equityholders or Representative with respect to payment of the Initial Deferred Payment or Second Deferred Payment when due.  The parties hereto agree that should Parent not make the full payment of any Deferred Merger Consideration within five (5) Business Days the date such Deferred Merger Consideration becomes payable, any amount payable shall accrue interest from the date such Deferred Merger Consideration becomes payable to the date such Deferred Merger Consideration has been paid at an interest rate equal to three percent (3%).

3.2Effect of Merger on the Capital Stock and Warrants.

(a)Settlement of Preferred Stock.  Subject to Section 3.2(c), each share of Preferred Stock (other than Dissenting Shares and Company Shares to be cancelled pursuant to Section 3.2(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, automatically be cancelled and extinguished, and each share of Preferred Stock (other than Dissenting Shares and Company Shares to be cancelled pursuant to Section 3.2(c)) shall be converted into the right to receive the Per Share Merger Consideration (as reduced at the Closing by the applicable holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, the applicable holder’s Deferred Pro Rata Share of the Deferred Merger Consideration, and subject to adjustment as provided in Section 3.4, in each case in respect of such holder’s shares of Preferred Stock) with respect to such Preferred Stock in cash, payable in accordance with Section 3.2(b) as if each such Preferred Stock had converted into Common Stock in accordance with the Restated Certificate immediately prior to the Effective Time.  From and after the Effective Time, each holder of outstanding shares of Preferred Stock shall cease to have any rights with respect to such shares of Preferred Stock, except (i) Dissenting Shares shall have appraisal rights under the DGCL, and (ii) each other share of Preferred Stock shall have the right to receive the Per Share Merger Consideration (as reduced at the Closing by the applicable holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, the applicable holder’s Deferred Pro Rata Share of the Deferred Merger Consideration, and subject to adjustment as provided in Section 3.4, in each case in respect of such holder’s shares of Preferred Stock) as if each such

Preferred Stock had converted into Common Stock in accordance with the Restated Certificate immediately prior to the Effective Time subject to the conditions provided in this Article III.

(b)Conversion and Cancellation of Common Stock.  Subject to Section 3.2(c) and Section 3.2(d) as the case may be, at the Effective Time, each share of Common Stock (other than Dissenting Shares and Company Shares to be cancelled pursuant to Section 3.2(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each share of Common Stock (other than Dissenting Shares and Company Shares to be cancelled pursuant to Section 3.2(c)) shall be converted into the right to receive the Per Share Merger Consideration (as reduced at the Closing by the applicable holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, the applicable holder’s Deferred Pro Rata Share of the Deferred Merger Consideration, and subject to adjustment as provided in Section 3.4, in each case in respect of such holder’s shares of Common Stock) in cash, payable in accordance with and subject to the conditions provided in this Article III.  From and after the Effective Time, each holder of outstanding shares of Common Stock shall cease to have any rights with respect to such shares of Common Stock, except (i) Dissenting Shares shall have appraisal rights under the DGCL, and (ii) each other share of Common Stock shall have the right to receive the Per Share Merger Consideration (as reduced at the Closing by the applicable holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, the applicable holder’s Deferred Pro Rata Share of the Deferred Merger Consideration, and subject to adjustment as provided in Section 3.4, in each case in respect of such holder’s shares of Common Stock) subject to the conditions provided in this Article III.

(c)Reallocation among the RT Affiliate, ET Affiliate, and Specified Investors.  Notwithstanding anything to the contrary herein, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the Company Stockholders, the aggregate Merger Consideration otherwise payable to the Specified Investors shall be reduced by the Reallocation Amount (on a pro rata basis among the Specified Investors), and the aggregate Merger Consideration otherwise payable to the RT Affiliate and the ET Affiliate shall be increased by the Reallocation Amount (with respect to each such Person, by 50% of the Reallocation Amount) (the “Reallocation”). For the avoidance of doubt, the Reallocation shall have no effect on the Per Share Merger Consideration payable to any other Company Equityholders other than the Specified Investors, the RT Affiliate and the ET Affiliate.

(d)Common Stock Underlying EMI Options.  Notwithstanding anything to the contrary herein, Parent will withhold from the aggregate Merger Consideration otherwise payable to each holder of Common Stock who acquired such Common Stock pursuant to the exercise of EMI Options on or after the date of this Agreement (such Common Stock, the “EMI Stock”, and such holders, the “EMI Stockholders”) an amount equal to the aggregate exercise price of such EMI Options that the EMI Stockholder has irrevocably undertaken to pay to the Company upon the exercise of such EMI Options. Following the Closing, Parent will pay each such withheld sum to the Company in full satisfaction of each EMI Stockholder’s irrevocable undertaking to pay the aggregate exercise price for the exercise of their EMI Options to the Company.

(e)Treasury Stock.  At the Effective Time, each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(f)Company Warrants.  Prior to the Effective Time, the Company shall deliver to the holders of Company Warrants notices consistent with the terms and conditions of the applicable Company Warrant.  No Company Warrants, whether vested or unvested, shall be assumed by Parent in the Merger, and at the Effective Time, each Company Warrant will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled at the Effective Time, and in exchange therefor, each holder of a Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant an amount in cash (without interest) equal to the product of (x) the number of shares of Series B Preferred Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time, multiplied by (y) the excess, if any, of the Per Share Merger Consideration (as reduced at the Closing by such holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, such holder’s Deferred Pro Rata Share of the Deferred Merger Consideration, and subject to adjustment as provided in Section 3.4, in each case in respect of the Company Shares underlying such holder’s Company Warrants) over the per share exercise price of such Company Warrant (the product of clause (x) and (y) with respect to any Company Warrant, the “Per Warrant Merger Consideration”); provided, however, that if the Per Warrant Merger Consideration would be a negative amount (such Company Warrants, the “Out of the Money Company Warrants” and all Company Warrants that are not Out of the Money Company Warrants, the “In the Money Company Warrants”), such Company Warrant shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration.

(g)Surrender of Company Shares and Company Warrants.  As soon as practicable after the date hereof, but in any event within ten (10) days, the Payments Administrator shall mail to each (i) Company Stockholder a letter of transmittal, substantially in the form of Exhibit C hereto (the “Stockholder Letter of Transmittal”) and (ii) Warrantholder, a Warrant Cancellation Agreement, in substantially the form attached hereto as Exhibit D-1 (the “Warrant Cancellation Agreement”).  As a condition precedent to each holder’s receipt of the Per Share Merger Consideration or Per Warrant Merger Consideration, as applicable, (A) each Company Stockholder shall deliver an executed Stockholder Letter of Transmittal, and (B) each Warrantholder shall deliver a duly executed and completed Warrant Cancellation Agreement to the Payments Administrator.  Upon receipt by the Payments Administrator of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), such Company Stockholder or Warrantholder shall be entitled to receive in exchange therefor, the Per Share Merger Consideration or Per Warrant Merger Consideration, as applicable (as reduced at the Closing by such holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, and subject to adjustment as provided in Section 3.4), for each Company Share or Company Warrant, which amount shall be paid by the Payments Administrator on the Closing Date if deliveries from the applicable Company Stockholder or Warrantholder are received prior to the Closing Date, and shall otherwise be paid within five (5) Business Days after the date of receipt by the Payments Administrator of such deliveries from such Company Stockholder or Warrantholder, in each case by delivery of a certified or bank cashier’s check or by wire transfer.  No interest will be paid or accrued on any portion of the Merger Consideration payable to Company Stockholders or Warrantholders.  In the event of a transfer of ownership of Company Shares or Company Warrants that is not registered in the transfer records of the Company, payment may be made to a transferee if all documents (as determined by the Payments Administrator in its sole discretion) required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid are presented to the Payments Administrator.

(h)Retention of Amounts.  Notwithstanding any contrary provision set forth in this Agreement, no Company Escrow Equityholder shall be entitled to receive that portion of the Merger Consideration represented by such Company Equityholder’s Escrow Pro Rata Share of the Escrow Amount or the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Company Escrow Equityholder pursuant to the terms and conditions of the Escrow Agreement or this Agreement, as applicable.  The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Company Stockholders and the Warrantholders of the Escrow Agreement and of all of the transactions and arrangements relating thereto, including the placement of the Escrow Funds in escrow.

3.3Options.

(a)Cancellation of Unvested Options. Effective at the Effective Time, each outstanding and unexercised stock option to purchase Common Stock granted under the Equity Incentive Plans (each, an “Option”) that is not a Vested Option shall be forfeited and cancelled for no consideration.

(b)Settlement of Vested Options. Effective at the Effective Time, each outstanding and unexercised Vested Option shall be cancelled and converted into the right to receive (subject to the immediately following sentence and except as otherwise provided in this Section 3.3, and subject to reduction at the Closing by the applicable holder’s Deferred Pro Rata Share of the Deferred Merger Consideration, in respect of Company Shares underlying such holder’s Vested Options) a lump sum cash payment, payable by the Payments Administrator to Non-Employee Option Holders on the Closing Date or by the Company or one of the Company Subsidiaries through the Company’s or the Company Subsidiary’s payroll to Employee Option Holders, in each case, in an amount equal to (i) the excess, if any, of (A) the Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of such Vested Option of the Deferred Merger Consideration) over (B) the exercise price per share of Common Stock subject to such Vested Option, multiplied by (ii) the total number of shares of Common Stock for which such Vested Option has not been exercised (such payment to be net of withholdings, if any, and without interest) (such amounts payable hereunder being referred to, collectively, as the “Option Payments”). Notwithstanding anything to the contrary in this Agreement, each Vested Option with an exercise price per share of Common Stock that is equal to or in excess of the Per Share Merger Consideration shall be forfeited and cancelled for no consideration as of the Effective Time.

(c)Surrender of Options; Payment for Options.  As soon as practicable after the date hereof, but in any event within ten (10) days of the date hereof, the Payments Administrator shall mail to each Option Holder (i) an Option Cancellation Agreement, substantially in the form attached hereto as Exhibit D-2 (the “Option Cancellation Agreement”), and (ii) instructions for use in effecting the cancellation and termination of the Options in exchange for the portion of Option Payments contemplated to be paid to such Option Holder pursuant to this Section 3.3.  As a condition precedent to each Option Holder’s right to receive his, her or its Option Payment, if any, such Option Holder shall deliver to the Payments Administrator an executed Option Cancellation Agreement.  Upon receipt by the Payments Administrator of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the Payments Administrator shall pay, subject to Section 3.1(e) with respect to the applicable holder’s Deferred Pro Rata Share of Deferred Merger Consideration, to the Non-Employee Option Holders or to the Company for further distribution to the Employee Option Holders, subject to any applicable withholdings and subject to adjustment as provided in Section 3.4, the portion of Option Payments due under this Section 3.3 with respect to such Option, which payment shall be made with respect to Non-Employee Option Holders on the Closing Date and with respect to Employee Option Holders as soon as reasonably practicable on or after the Closing Date, and in any event not later than five (5) days following the Closing Date, if all deliveries from the applicable Option Holder are received prior to the Closing Date, and shall otherwise be paid as soon as reasonably practicable after the date of receipt by the Payments Administrator of such deliveries from such Option Holder.

(d)Company Actions.  At or prior to the Closing Date, the Company shall take all actions as are necessary, including adopting resolutions of the board of directors of the Company or any committee thereof, to effectuate the treatment of the Options pursuant to this Section 3.3.

3.4Post-Closing Adjustments.

(a)Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Representative statements setting forth Parent’s good faith determination of each of (i) the Closing Working Capital (the “Statement of Closing Working Capital”), (ii) the Closing Cash on Hand (the “Statement of Closing Cash on Hand”), (iii) the Closing Indebtedness (the “Statement of Closing Indebtedness”), and (iv) the Closing Transaction Expenses (the “Statement of Closing Transaction Expenses”), together with reasonable supporting documentation.  The Statement of Closing Working Capital, the Statement of Closing Cash on Hand, the Statement of Closing Indebtedness, and the Statement of Closing Transaction Expenses are referred to herein, collectively, as the “Statements.”  The Statements shall be prepared in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness, and Closing Transaction Expenses, as applicable, in each case, as set forth in Section 1.1.  Until the Statements are finally determined pursuant to this Section 3.4, Parent shall afford the Representative (and its representatives and advisors), upon prior written notice, reasonable access, during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Parent or the Surviving Corporation, to all books and records and all personnel used to prepare, or otherwise relevant to the calculation of, the Statements that are under control of or in the possession of Parent or the Surviving Corporation (or their respective representatives and advisors).

(b)Each Statement shall be final and binding on the Parties unless the Representative shall, within thirty (30) days following the delivery of the Statements (the “Dispute Period”), deliver to Parent written notice of disagreement with such Statement (a “Dispute

Notice”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount of such disagreement.  For the avoidance of doubt, amounts set forth in a Statement that are not subject to dispute in a Dispute Notice shall be deemed final, and Parent and the Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to an account designated by the Representative and held by the Payments Administrator for further distribution in accordance with Section 3.4(d)(i)–(ii) the excess, if any, of the Escrow Funds over the greatest aggregate value of the items in the Statements in dispute as set forth in the Dispute Notice; provided, however, that neither Representative or Parent shall be deemed to have agreed with any items which are directly or indirectly impacted by the resolution of the items disputed in the Dispute Notice.  If the Representative and Parent are unable to resolve all disagreements with respect to a Statement within thirty (30) days of receipt by Parent of a Dispute Notice with respect to such Statement, or such longer period as may be agreed by Parent and the Representative, then the Representative and Parent shall jointly select and retain KPMG LLP, or if KPMG LLP is unwilling or unable to serve in such role, an arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of Parent, the Company or the Surviving Corporation (the Person so selected, the “Independent Accountant”).  The Representative and Parent agree to jointly enter into a customary indemnity agreement with the Independent Accountant in connection with the retention of such Independent Accountant.  The Independent Accountant will consider only those items and amounts set forth in the applicable Statement as to which Parent and the Representative have disagreed within the time periods and on the terms specified above and must resolve such matters in accordance with the terms and provisions of this Agreement.  Each Party may furnish to the Independent Accountant such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party.  The Independent Accountant shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Independent Accountant.  The Independent Accountant shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Closing Working Capital, a final Statement of Closing Cash on Hand, a final Statement of Closing Indebtedness, and/or a final Statement of Transaction Expenses.  Such report shall be final and binding upon Parent and the Representative and the Company Equityholders absent manifest error.  The fees and expenses of the Independent Accountant shall be borne on a proportionate basis by the Representative, on behalf of the Company Escrow Equityholders, from the Representative Holdback Amount, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person.  Parent and the Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Independent Accountant and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to any Statement as promptly as reasonably practicable.  The Independent Accountant shall act as an expert, not as an arbitrator, in resolving the disputed matters under the Dispute Notice.

(c)If the amount representing the Closing Working Capital, the Closing Cash on Hand, the Closing Indebtedness, or the Closing Transaction Expenses, in each case as reflected in the applicable Statement as finally determined in accordance with this Section 3.4, differs from the Estimated Closing Working Capital, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness, or the Estimated Closing Transaction Expenses, respectively, as the case may be, the Closing Merger Consideration shall be adjusted on a dollar for dollar basis by the amount of such difference such that:

(i)if the Closing Working Capital as reflected in the Statement of Closing Working Capital differs from the Estimated Closing Working Capital, then the Closing Merger Consideration shall be increased by the difference between calculating the Estimated Working Capital Surplus based on the Closing Working Capital instead of the Estimated Closing Working Capital, and shall be decreased by the difference between calculating the Estimated Working Capital Shortfall based on the closing Working Capital instead of the Estimated Closing Working Capital (provided, in each of the foregoing cases, that if the difference between the Closing Working Capital and the Closing Working Capital Target is less than the Collar Amount, then there shall be no adjustment therefrom);

(ii)if the Closing Cash on Hand as reflected in the Statement of Closing Cash on Hand is greater than the Estimated Closing Cash on Hand, then the Closing Merger Consideration shall be increased by the amount of such excess, and if the Closing Cash on Hand as reflected in the Statement of Closing Cash on Hand is less than the Estimated Closing Cash on Hand, then the Closing Merger Consideration shall be decreased by the amount of such shortfall;

(iii)if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Closing Merger Consideration shall be decreased by the amount of such excess, and if the Closing Indebtedness as reflected in the Statement of Closing Indebtedness is less than the Estimated Closing Indebtedness, then the Closing Merger Consideration shall be increased by the amount of such shortfall; and

(iv)if the Closing Transaction Expenses as reflected in the Statement of Closing Transaction Expenses are greater than the Estimated Closing Transaction Expenses, then the Closing Merger Consideration shall be decreased by the amount of such excess, and if the Closing Transaction Expenses as reflected in the Statement of Closing Transaction Expenses are less than the Estimated Closing Transaction Expenses, then the Closing Merger Consideration shall be increased by the amount of such shortfall.

If the adjustments, if any, under this Section 3.4 result in an aggregate reduction in the Closing Merger Consideration, the Representative, acting on behalf of the Company Equityholders, and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Parent (by wire transfer to an account designated in writing by Parent) from the Escrow Funds the amount of such reduction within five (5) Business Days after the final determination of the adjustments.  Conversely, if such adjustments result in an aggregate increase in the Closing Merger Consideration, Parent shall make a payment equal to the lesser of (x) the amount of such increase and (y) $500,000 to an account designated by the Representative and held by the Payments

Administrator for further distribution in accordance with Section 3.4(d)(i)–(ii) within five (5) Business Days after the final determination of the adjustments.  Notwithstanding anything to the contrary contained in this Section 3.4, the Parties acknowledge and agree that in no event will the Representative (or any other Person) be obligated to make any payment to Parent in respect of any adjustments pursuant to this Section 3.4 other than from, or in an aggregate amount in excess of, the Escrow Funds.

(d)Escrow Release.  On the date that is five (5) Business Days following the final determination of Closing Working Capital, the Closing Cash on Hand, the Closing Indebtedness, and the Closing Transaction Expenses pursuant to this Section 3.4, to the extent funds are available in the Escrow Account after the final adjustment payment(s) in accordance with Section 3.4(c), Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such funds to an account designated by the Representative and held by the Payments Administrator for further distribution to:

(i)each Company Stockholder (other than any EMI Stockholder) in accordance with such holder’s Escrow Pro Rata Share; and

(ii)each Warrantholder in accordance with such holder’s Escrow Pro Rata Share.

3.5Effect of Merger on the Capital Stock of Merger Sub.  At the Effective Time, each share of Merger Sub’s common stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be converted automatically into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Corporation.

3.6Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (the “Dissenting Shares,” and the holders thereof the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (as reduced at the Closing by the applicable holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, and subject to adjustment as provided in Section 3.4) in accordance with Sections 3.1 and 3.2, unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, any objection to the Merger, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (1) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Per Share Merger Consideration (as reduced at the Closing by such holder’s Escrow Pro Rata Share of each of the Escrow Amount and the Representative Holdback Amount, and subject to adjustment as provided in Section 3.4) in accordance with Sections 3.1 and 3.2, and (2) promptly following the occurrence of such event, Parent shall remit to the Payments Administrator, the portion of the Merger Consideration to which such holder is entitled.  Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Corporation.

3.7Withholding Rights.  Parent, the Company, the Payments Administrator and their respective Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to any person pursuant to this Agreement or any ancillary agreements hereto, such amounts that are required to be deducted and withheld with respect to the making of any such payment under any provisions of federal, state, local or foreign Law, including as a result of (i) the compensatory nature of such payments (such as payments to Employee Option Holders), (ii) a change in Law after the date hereof or (iii) the Company’s failure to provide the certificate in accordance with Section 9.1(e).  To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

3.8Payments Administrator.  The Payments Administrator shall act as payments administrator hereunder for the payment and delivery of amounts payable in exchange for Company Shares, Company Warrants and Options due hereunder.  The Payments Administrator shall hold the amounts received from Parent and payable to the Company Equityholders pursuant to (i) this Agreement and (ii) the Payments Agreement, in trust for the benefit of such Company Equityholders.  Any funds received by the Payments Administrator pursuant to this Agreement will not be used for any purpose except as expressly provided in the Payments Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedules”). Except as disclosed in the Company Disclosure Schedules, the Company makes the following representations and warranties to Parent and Merger Sub on the date hereof and as of the Closing Date as follows (except where a representation or warranty is made as of a specified date, then as of such date):

4.1Organization, Qualification, Power and Authority.  Each of the Acquired Companies is an entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, in each jurisdiction in which the character of the properties owned, leased or operated by it makes such licensing or qualification necessary.  Each of the Acquired Companies is qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification or the failure to be in good standing would not have a Material Adverse Effect.  Each of the Acquired Companies has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except as would not have a Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the Company’s Organizational Documents and the Organizational Documents of each of the Company Subsidiaries as currently in effect (including all amendments made thereto at any time on or before the date hereof) and none of the Acquired Companies is in default under or in violation of any provision thereunder.  With respect to Wandera CZ s.r.o. (the “Czech Company”), all documents required to be deposited in the Collection of Deeds kept by the Czech registry court have been duly submitted (including, without limitation, any missing financial statements or reports on relations).

4.2Authorization; Enforceability.  The Company has requisite corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which the Company is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and each other agreement contemplated hereby to which the Company is a party and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or the other agreements contemplated hereby to which the Company is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the Requisite Stockholder Approval, and the filing and recordation of the Certificate of Merger.  The Requisite Stockholder Approval is the only vote of the holders of any class or series of Company Shares that is necessary pursuant to applicable law, the certificate of incorporation of the Company or the Bylaws or otherwise to adopt this Agreement and consummate the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3Capitalization.

(a)The entire authorized capital stock of the Company consists, as of the date hereof, of:

(i)34,000,000 shares of Common Stock, $0.0001 par value per share, and 9,246,000 of which are issued and outstanding.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)19,060,886 shares of Preferred Stock, $0.0001 par value per share, (a) of which 1,466,658 shares have been designated Series Seed Stock and 1,466,658 of which are issued and outstanding, (b) of which 6,343,350 shares have been designated Series A Preferred Stock and 6,343,350 of which are issued and outstanding, (c) of which 1,415,094 shares have been designated Series A-1

Preferred Stock and 1,415,094 of which are issued and outstanding, (d) of which 3,835,784 shares have been designated Series B Preferred Stock and 3,774,510 of which are issued and outstanding, and (e) 6,000,000 shares have been designated Series C Preferred Stock and 5,814,120 of which are issued and outstanding.  The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the DGCL.

(iii)61,274 shares of Series B Preferred Stock are issuable under the Company Warrants.

(iv)4,421,709 shares of Common Stock are issuable under the Options.

(v)The Company Shares and Company Warrants are held of record and beneficially by the Persons in the amounts set forth on Schedule 4.3(a)(v).  No dividends or other distributions with respect to any shares of Company Shares or any equity securities of any of the Company Subsidiaries have ever been made or declared, and none have accrued.

(b)The Company has reserved 5,230,000 shares of Common Stock for issuance to directors, employees, consultants and other service providers of the Company pursuant to the Equity Incentive Plans, of which 62,291 shares of Common Stock remain available for issuance.  Schedule 4.3(b) sets forth, with respect to each Option, (i) the name of the Option Holder, (ii) the maximum number of shares of Common Stock that may be issued upon exercise of such Option, (iii) the grant date, (iv) the exercise price, (v) the vesting schedule and vesting conditions, to the extent such Option is unvested as of the date of this Agreement, (vi) the vested status as of the date of this Agreement, (vii) the expiration date, and (viii) whether such Option is intended to constitute an “incentive stock option” (within the meaning of Section 422 of the Code).  The Company has furnished to Parent complete copies of the Equity Incentive Plans and all forms of agreements used thereunder.  Except as set forth on Schedule 4.3(b), there are no outstanding or authorized options, restricted stock, restricted stock units, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of the Company Shares.  Except as set forth on Schedule 4.3(b), there are no outstanding or authorized equity appreciation, phantom interest, profit participation, equity-based rights or other similar rights with respect to the Company.  Each Option is in compliance in all material respects with all applicable Laws, and the per share exercise price of each Option is equal to or greater than the fair market value of the underlying Common Stock on the date of grant within the meaning of Section 409A of the Code and the Treasury Regulations and official guidance promulgated thereunder.  Each of the Company Shares is uncertificated.

(c)Schedule 4.3(c) sets forth a complete and accurate list of (i) each Warrantholder, (ii) each Company Warrant, (iii) the exercise price, (iv) the date of grant, (v) the vesting schedule, (vi) the current vesting status, and (vii) the number of shares and class and series of Company Shares subject to each such Company Warrant.

(d)The Company’s Subsidiaries, as of the date hereof, are listed on Schedule 4.3(d) (the “Company Subsidiaries”).  All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require any Company Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock (or equivalent equity interests of entities other than corporations).  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, silent partnership or similar rights with respect to any Company Subsidiary.  All outstanding equity securities of the Company Subsidiaries have been duly authorized and are fully paid and non-assessable.

(e)There are no outstanding obligations for the provision of any payment into the Czech Company’s equity, and the Czech Company’s general meeting has not adopted any decision on the increase or decrease of the Czech Company’s registered capital.  The Czech Company is not obliged to return any payment into the Czech Company’s equity.  Any and all shares in profit and/or other Czech Company’s funds have been paid to its shareholder in accordance with applicable Law.  There are no unsettled advance payments in share in profit and/or other funds paid by the Czech Company.

4.4Non-contravention.  Neither the execution and delivery of this Agreement or any other agreement contemplated hereby to which the Company is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will (a) violate any Laws to which any of the Acquired Companies is subject, (b) assuming the Requisite Stockholder Approval is obtained, violate, conflict with, or require any notice under any provision of the Organizational Documents of any of the Acquired Companies, or (c) except as set forth on Schedule 4.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, create in any party the right to payment (including, without limitation, any change of control, severance, or similar payment), or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of the Acquired Companies under, any Material Contract, except, in the case of clauses (a) and (c) of this Section 4.4, as would not have, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.  Except for (i) the filing of the Certificate of Merger under the DGCL, (ii) the pre-merger notification requirements of the HSR Act, (iii) filings that may be required as a result of facts specific to Parent or Merger Sub, and (iv) where the failure to obtain such consent, waiver, approval, authorization, order or permit, or to make such declaration, filing, registrations or notification would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Company to consummate the transactions contemplated by this Agreement or the other agreements contemplated hereby to which the Company is a party.

4.5Brokers’ Fees.  Schedule 4.5 sets forth any liability or obligation of the Acquired Companies to pay any fees or commissions to any broker, finder or agent or similar compensation arrangements with a third party with respect to the transactions contemplated by this Agreement.

4.6Financial Statements.

(a)The audited consolidated financial statements and the notes thereto of the Acquired Companies (the “Audited Financial Statements”), copies of which have been made available to Parent, present fairly, in all material respects, the audited consolidated balance sheet of the Acquired Companies as at December 31, 2018, and December 31, 2019, and the related audited consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows, in conformity with FRS 102 applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto.  The Acquired Companies’ accounts are accurate, complete and conclusive, and the Audited Financial Statements provide a true and fair view of the state of the Company’s affairs and of its revenue, operating loss and cash flows for the years presented.

(b)The unaudited financial statements and the notes thereto of the Acquired Companies (the “Interim Financial Statements” and together with the Audited Financial Statements the “Financial Statements”), copies of which have been made available to Parent, present fairly, in all material respects, the unaudited consolidated balance sheet of the Acquired Companies as at December 31, 2020, and March 31, 2021 (such 2021 balance sheet, the “Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows, in conformity with FRS 102 applied on a consistent basis during the periods involved, subject to the absence of footnote disclosure, none of which would, individually or in the aggregate, be material, and normal and recurring year-end adjustments, which if presented would not differ materially from those presented in the Audited Financial Statements.

(c)The Acquired Companies have no liabilities, except (i) those which are reflected or reserved against in the Balance Sheet, (ii) to perform in accordance with their terms, any Contract to which any Acquired Company is a party other than liabilities arising from any material breach of any such Contract, (iii) with respect to any Transaction Expenses or liabilities arising under this Agreement, (iv) those which have been incurred in the Ordinary Course of Business since the date of the Balance Sheet and that do not arise from any material breach of a Contract, infringement, misappropriation, or violation of Law, (v) those that have been discharged or paid off since the date of the Balance Sheet or (vi) those that would not be material to the Acquired Companies, taken as a whole.

(d)The Acquired Companies maintain, and have maintained for periods reflected in the Financial Statements, a system of internal accounting controls sufficient to provide commercially reasonable assurance that: (i) transactions are executed in accordance with management’s general specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with FRS 102 and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) there has not been any significant deficiency or weakness in the system of internal accounting controls used by the Acquired Companies; and (v) there has not been any Fraud or wrongdoing by any employee of the Acquired Companies who has or had a role in the preparation of financial statements or the internal accounting controls used by the Acquired Companies.

(e)Schedule 4.6(e) accurately lists all Indebtedness of the Acquired Companies for borrowed money as of the date hereof, including, for each such item of Indebtedness the agreement(s) governing the Indebtedness and, if applicable, the interest rate, maturity date and any assets or properties securing such Indebtedness.

(f)The Financial Statements are consistent with, and derived from, the books and records of the Acquired Companies, each of which is true and correct in all material respects. No written notice that any of the books and records of any of the Acquired Companies is inaccurate or incorrect has been received by any of the Acquired Companies.

4.7Subsequent Events.  Except as set forth on Schedule 4.7, from the period beginning on November 1, 2020 through the date of this Agreement, the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business and, except as required or contemplated by this Agreement there has not been any:

(a)Material Adverse Effect;

(b)incident of damage, destruction or loss of any property owned by the Acquired Companies or used in the operation of the Business that is not covered by insurance and having a replacement cost or fair market value in excess of $50,000 per occurrence or $250,000 in the aggregate (whether or not covered by insurance);

(c)voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any of the Acquired Companies of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $50,000 individually or $250,000 in the aggregate), except the sale of inventory and collection of accounts in the Ordinary Course of Business;

(d)abandonment or lapse of any Owned Intellectual Property (except for the abandonment or lapse of Owned Intellectual Property in the Ordinary Course of Business);

(e)sale or license of, or Lien on, any Owned Intellectual Property, except for non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business;

(f)loan or advance by any of the Acquired Companies to any Person, other than advances to employees, officers or directors for business or travel expenses to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business;

(g)declaration, setting aside or payment of any dividend or other distribution in respect of any of the Acquired Companies’ equity interests or any direct or indirect redemption, purchase or other acquisition of such equity interests by any Acquired Company, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Acquired Companies, other than repurchases of equity interests from former employees in the Ordinary Course of Business;

(h)reclassification, combination, split, subdivision or redemption, or purchase or acquisition, directly or indirectly, of any Acquired Company’s capital stock or other equity or ownership interest or any other change with respect to its capital structure;

(i)change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Acquired Companies, except insofar as was required by a change in FRS 102;

(j)capital expenditures or commitments therefor by the Acquired Companies in excess of $250,000 individually, other than capital expenditures or commitments relating to equipment purchases by any Acquired Company arising in the Ordinary Course of Business;

(k)except as otherwise required by Law, (i) increase or promises to increase the compensation or benefits payable or provided, or to become payable or provided, whether conditionally or otherwise, to any current or former Company Employee, except (A) in connection with any hiring or engagement of any Company Employee to the extent the annual total compensation opportunity for such employee is less than $125,000 or (B) for increases in total compensation for any employee to the extent that such increases in total compensation are no greater than 5% for any such employee, (ii) grant or announcement of any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other compensation or benefits to any current or former Company Employee, other than grants of ordinary course cash amounts or Options to newly hired or engaged Company Employees consistent with past practice, (iii) establishment, adoption, amendment, modification or termination of any Employee Benefit Plan or PEO Plan (or any other compensation or benefit plan or arrangement that would be an Employee Benefit Plan or PEO Plan if in effect on the date hereof) other than as permitted under clauses (i) and (ii) of this Section 4.7(k), or (iv) acceleration of the time of payment, vesting or funding of any compensation or increase in the amount of compensation or benefits (whether in cash, property or the vesting of property) provided under any Employee Benefit Plan or otherwise;

(l)acquisition, reorganization, recapitalization or agreement of any Acquired Company to acquire in any manner (whether by merger or purchase of equity or assets or otherwise) any Person or material assets, other than the acquisition of assets in the Ordinary Course of Business;

(m)incurrence of any Indebtedness or causing the issuance of any letters of credit or guarantees by any Acquired Company;

(n)commencement or settlement of any Legal Proceeding in an amount less than $50,000 (net of amounts covered by insurance) in any single instance or $100,000 (net of amounts covered by insurance) in the aggregate;

(o)(i) negotiation, modification, extension, or entry into any Labor Agreement or (ii) recognition or certification of any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of any Acquired Company;

(p)termination (other than for “cause”), furloughing, or temporary layoff of any Company Employee or independent contractor with annual base compensation in excess of $125,000;

(q)implementation or announcement of any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(r)waiver or release of any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor with annual base compensation in excess of $125,000;

(s)adoption of a plan or agreement of, or resolutions providing for or authorizing, a complete or partial merger or consolidation with or into any other Person or dissolution, restructuring, recapitalization, complete or partial liquidation or other reorganization;

(t)amendment or authorization of the amendment of any of its Organizational Documents;

(u)conduct of its cash management customs and practices other than in the Ordinary Course of Business (including with respect to collection of accounts receivable, repairs and maintenance, payment of accounts payable, accrued expenses or other liabilities, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);

(v)application for or receipt of any government assistance (including, but not limited to, loans, benefits, rights, or amounts) pursuant to the CARES Act, including loans under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act guaranteed by the Small Business Administration;

(w)entry, amendment to or termination of any Material Contract;

(x)filing of any Tax election or change to any Tax election, change to any method of accounting for Tax purposes, filing of any amended Tax Return, entry into any closing agreement related to Taxes, settlement of any Tax claim or assessment, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions to file Tax Returns obtained in the Ordinary Course of Business), failure to pay any Tax that becomes due and payable (including any estimated tax payments), or filing of any Tax Return in a manner inconsistent with past practice;

(y)application for, or conduct of any business that would require the Acquired Companies to hold, any additional Permits not held by the Acquired Companies as at the date hereof;

(z)lapse of any existing insurance policy relating to the Business or the assets of the Acquired Companies; or

(aa)resolution or undertaking to take any of the foregoing actions.

4.8Legal Compliance.  As of the date of this Agreement and for a period of three (3) years prior to the date hereof, the Acquired Companies hold all permits, licenses, approvals, certificates, registrations, consents, determinations and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of the Business (the “Permits”), each of the Permits is in full force and effect and the Acquired Companies are in compliance with the Permits.  The Acquired Companies are and have been in compliance in all material respects with all applicable Laws.  Each of the Acquired Company’s products is in compliance with all Laws applicable to such product (including Laws that such product is designed to address), and no Governmental Authority has questioned or challenged the compliance of the Acquired Company’s products with such Laws in writing. The Company has in place reasonable procedures to monitor changes in Laws that the Acquired Company’s products are designed to address and to provide product updates to the extent required under applicable customer Contracts.  The Czech Company is and has been in compliance with any obligations ensuing from the terms of any public aid it has applied for or been granted, and any and all information or documents it has submitted in connection with any such public aid are and have true, correct, full and not misleading in any respect.

4.9Tax Matters.

(a)The Acquired Companies have timely filed  (taking into account all valid extensions) all Tax Returns that they were required to file and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law.  All Taxes due and owing by the Acquired Company (whether or not shown as due and owing on a Tax Return) have been timely paid in full.  Taxes owed but not payable on the relevant balance sheet date were accounted for as reserves in the accounts.

(b)There are no pending audits, examinations, proceedings, actions, suits or inquiries of any of the foregoing against or with respect to any of the Acquired Companies regarding Taxes or Tax Returns filed by the Acquired Companies, and no action, suit, proceeding or audit has been threatened in writing against or with respect to any of the Acquired Companies regarding Taxes or Tax Returns.

(c)None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions to file Tax Returns obtained in the Ordinary Course of Business), which waiver or extension is still in effect.

(d)No Acquired Company (i) is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common parent or (iii) has any liability for Taxes of any person other than an Acquired Company under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise, in each case other than (1) leases, credit agreements or other commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes or (2) agreements solely between or among the Acquired Companies.

(e)The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f)There are no Liens (other than Permitted Liens) for Taxes on any of the assets of the Acquired Companies.

(g)None of the Acquired Companies have engaged in a trade or business, had a permanent establishment, or otherwise been subject to taxation in any country other than the country of its formation.

(h)No written claim has ever been made by a taxing authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(i)All Taxes required to have been withheld and paid by the Acquired Companies in connection with any amounts paid or owing to any equityholder, employee, creditor, independent contractor, or other third party, have been properly withheld and timely paid in full to the applicable Governmental Authority.

(j)No Acquired Company (or Parent as a result of the transactions contemplated by this Agreement) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) agreement with any Governmental Authority entered into prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction entered into prior to the Closing or excess loss account as in existence immediately prior to the Closing as described in Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (vi) “global intangible low-taxed income” (within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or foreign Law)) attributable to a period (or portion thereof) ending on or prior to the Closing Date or (vii) application of Section 965 of the Code. No Acquired Company has made an election pursuant to Section 965(h) of the Code.

(k)No Acquired Company has participated in any “listed transaction” or  “reportable transaction,” within the meaning of Section 6707A(c) of the Code or U.S. Treasury Regulations Section 1.6011-4(b)(2), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(l)Within the last two (2) years, no Acquired Company was a distributing nor a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(m)The Company is and always has been treated as a C corporation for U.S. federal income Tax purposes. Schedule 4.9(m)  lists out the Tax classification of each of the Company’s Subsidiaries for U.S. federal income Tax purposes.

(n)The method of allocating income, deductions, expenses and receipts among the offices or permanent establishments of any of the Company and its Subsidiaries materially complies with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (or any corresponding or similar provisions of state, local or foreign Tax Law) and any other applicable Laws on transfer pricing, and all arrangements between the offices or permanent establishments of any of the Acquired Subsidiaries materially complies with all requirements (including documentary, retention and filing requirements) of any such Laws.

(o)No Acquired Company has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(p)No Acquired Company is party to any joint venture, partnership or other arrangement or contract that would reasonably be treated as a partnership for U.S. federal income Tax purposes.

(q)No currently effective power of attorney with respect to any Taxes of the Acquired Companies has been executed or filed with any Governmental Authority.

(r)No Acquired Company is a party to any Tax exemption, Tax holiday or other Tax reduction agreement with any Governmental Authority.

(s)No Acquired Company (i) has ever been a United States shareholder (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) has ever held an interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(t)The Czech Company is not a so-called “unreliable taxpayer” within the meaning of the Act No. 235/2004 Coll., on value added tax, as amended.

4.10Real Property.

(a)None of the Acquired Companies owns any real property.

(b)Schedule 4.10(b) sets forth the addresses of all real property used in the Business leased or subleased by any Acquired Company, or pursuant to which the Acquired Company has any right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property on the date hereof (the “Leased Real Property”) and a list of all Leases in effect as of the date hereof. The Company has made available to Parent a copy of each such Lease. With respect to each Lease:

(i)such Lease is the valid and binding obligation of the applicable Acquired Company party thereto, enforceable in accordance with its terms subject to proper authorization and execution of such Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies;

(ii)neither the applicable Acquired Company party thereto nor, to the Company’s Knowledge, any other party to such Lease is in breach or default under such Lease as of the date hereof, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iii)the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv)the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Acquired Company; and

(v)no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof.

4.11Personal Property.  Except as disposed of in the Ordinary Course of Business, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as owned or leased by such Acquired Company, free and clear of any Liens other than Permitted Liens. The Acquired Companies’ buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) (i) are, except for ordinary wear and tear, in good condition and repair in all material respects, and (ii) (A) constitute all of the property and assets (tangible and intangible) used or held for use in the conduct of the Business by the Acquired Companies as conducted as of the date of this Agreement, and (B) utilized by the Acquired Companies to generate the financial results reflected in the Financial Statements.  The Acquired Companies shall be able to use all such properties and assets, and take advantage of all such services and rights, in the same manner after the Closing as such properties and assets were used, or such services or other rights were taken advantage of, by the Acquired Companies before the Closing.

4.12Intellectual Property.

(a)Schedule 4.12(a) sets forth a complete and accurate list of each item of Intellectual Property registered to, applied for by, or issued to any Acquired Company under the authority of any Governmental Authority or domain name registrar as of the date hereof (“Scheduled Intellectual Property”). All Scheduled Intellectual Property is subsisting, and to the Company’s Knowledge, valid and enforceable and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with maintaining Scheduled Intellectual Property in full force and effect have been timely paid. The Acquired Companies (i) exclusively own all right, title, and interest in and to the Owned Intellectual Property

(provided that, with respect to Intellectual Property in Software and other authors’ works created by the Czech Company that are not assignable under applicable Law, the Acquired Companies have the right to exercise all authors’ proprietary rights to such Intellectual Property), and (ii) validly license or otherwise possess valid rights to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted ((i) and (ii), collectively, the “Acquired Company Intellectual Property”), in each case, free and clear of all Liens, other than Permitted Liens. The Acquired Company Intellectual Property shall be available for use by Parent and the Acquired Companies immediately after the Closing Date on identical terms and conditions to those under which the Business and the Acquired Companies owned or used the Acquired Company Intellectual Property immediately prior to the Closing Date.

(b)Schedule 4.12(b) identifies all of the Acquired Company Products.  The Acquired Companies possess all source code and other documentation and materials necessary to compile and operate the Acquired Company Products, and the Acquired Companies have not disclosed, delivered, licensed or otherwise made available, and, except as listed in Schedule 4.13(n), the Acquired Companies do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Acquired Company Products to any Person, other than employees, agents, consultants and contractors engaged to provide services to the Acquired Companies with respect to the Acquired Company Products and pursuant to a written confidentiality agreement.

(c)None of the Acquired Companies has, during the past six (6) years, infringed, misappropriated, or otherwise violated, or is now infringing misappropriating, or otherwise violating, the Intellectual Property rights of any Person. During the past six (6) years, the Acquired Companies have not received any communication, and there is currently no claim pending or, to the Company’s Knowledge, threatened in writing against any of the Acquired Companies, with respect to the alleged infringement, misappropriation, or other violation by any of the Acquired Companies of any Intellectual Property rights of any Person (including any unsolicited demand or request from any Person to license any Intellectual Property) (and none of the Acquired Companies have received any written notices or requests for indemnification related to the foregoing).  There is no currently pending claim by any of the Acquired Companies against a third party with respect to the alleged infringement, misappropriation or other violation of Owned Intellectual Property and, to the Company’s Knowledge, no third party is infringing, misappropriating, or otherwise violating the Acquired Company Intellectual Property.

(d)The Acquired Companies do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant any Person any rights to or immunities under any of the Owned Intellectual Property, (ii) requires the Acquired Companies to disclose or distribute the source code to any of the Acquired Company Products, to license or provide the source code to any of the Acquired Company Products for any purpose, including for the purposes of making derivative works, or (iii) imposes any present economic limitations on the Acquired Companies’ commercial exploitation of any of the Acquired Company Products.

(e)All Persons who have contributed, developed or conceived any Owned Intellectual Property or Acquired Company Products have done so pursuant to a valid, written and enforceable agreement that protects the confidential information of the Acquired Companies and grants the Acquired Companies exclusive ownership of the Person’s contribution, development or conception to the Owned Company Intellectual Property (including Intellectual Property in the Acquired Company Products).

(f)The Acquired Companies are not under any obligation, whether written or otherwise, to develop any customized Intellectual Property (including any elements of any Acquired Company Products) for any Person (including any customer or end user) (except with respect to installation and configuration requirements in customer agreements entered into in the Ordinary Course of Business).

(g)The Acquired Companies are in compliance with all obligations under any written agreement pursuant to which the Acquired Companies have obtained the right to use any third party Software, including Open Source Software, and in particular the Acquired Companies have purchased a sufficient number of seat licenses for the IT Systems as necessary for the immediate and currently anticipated future operation of the Business for the next six months.

(h)Each of the Acquired Companies has taken commercially reasonable steps to protect all of the Acquired Company Intellectual Property, including its rights in the material trade secrets owned or used by the Business. The Acquired Companies have not disclosed any material confidential Acquired Company Intellectual Property (including the source code to any Acquired Company Products) to any Person other than pursuant to a written confidentiality agreement pursuant to which such Person agrees to protect such confidential information.

(i)The Acquired Companies own, validly license or otherwise possess valid rights to access and use all IT Systems, and, the IT Systems (i) are sufficient for, and operate and perform in all material respects as required in connection with, the immediate and currently anticipated future operation of the Business for the next six months, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations.  The Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities for the continuous operation of the Business in the event of a failure of its IT Systems that are, in the reasonable determination of the Acquired Companies’ management team, adequate and in accordance with standard industry practice, and in the past three (3) years, there has not been any material failure with respect to the IT Systems that has not been remedied or replaced in all material respects. No Acquired Company has suffered a Security Incident in the past three (3) years. The IT Systems and Acquired Company Products are free from Malicious Code, and the Acquired Companies have not received any complaints in writing from any customers related to the foregoing.  The Acquired Companies take and have taken commercially reasonable actions to protect and maintain the security, confidentiality, continuous operation and integrity of the IT Systems, including by implementing procedures designed to ensure that the IT Systems are free of Malicious Code, and the taking and storing on-site and off-site of back-up copies of critical data.  There are, and for the past three (3) years have been, no defects, technical concerns or problems in any of the Acquired Company Products currently offered by the Acquired Companies that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

(j)The Acquired Companies have complied in all material respects with, and are in compliance in all material respects with, all of the Data Security Requirements.  The Acquired Companies have commercially reasonable safeguards in place to protect Business Data against loss, theft, or unauthorized disclosure.  The Acquired Companies have not received any written notices or any written claims of, or been charged with, the violation by any Acquired Company of any Data Security Requirements.  The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(k)The Acquired Companies have all rights in and to the Acquired Company Product Data necessary for the operation of the Business, including where applicable the rights to publish, reproduce, distribute, license, sell and create derivative works of the Acquired Company Product Data.

4.13Contracts.  Except as listed or described on Schedule 4.13, as of the date hereof, none of the Acquired Companies is a party to or bound by any material agreements or contracts (“Contracts”) that are of a type described below (such Contracts listed on Schedule 4.13 together with the Leases are referred to herein as the “Material Contracts”):

(a)any employment or individual service agreement that provides for annual base compensation exceeding $125,000 per year and cannot be terminated by the Acquired Company party thereto without penalty or notice of thirty (30) days or less;

(b)any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or collective bargaining representative;

(c)any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $150,000 individually or $250,000 in the aggregate, in each case by an Acquired Company;

(d)any Contract with a Material Customer (other than non-disclosure agreements);

(e)any Contract with a Material Supplier (other than non-disclosure agreements);

(f)any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees, officers or directors for expenses in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business), in each case having an outstanding principal amount in excess of $100,000;

(g)any Contract granting any Person a Lien on all or any part of the assets of any of the Acquired Companies, other than Liens which will be released at or prior to the Closing and Permitted Liens;

(h)any Contract requiring the purchase of any particular product exclusively from a supplier;

(i)any Contract under which any of the Acquired Companies is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by any of the Acquired Companies, in any single lease under (i) or (ii) having an original value in excess of $50,000;

(j)any Contract under which any of the Acquired Companies has granted or received a license or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payment in an amount in excess of $50,000, in each case with respect to the use of any Intellectual Property (but excluding Contracts for non-exclusive licenses granted by or to any Acquired Companies in the Ordinary Course of Business, any Contract pursuant to which any Acquired Company grants any right or license to any Acquired Company Products that does not materially deviate from the Company’s standard forms (copies of which have been made available to Parent), or “click-wrap” or “shrink-wrap” licenses and other licenses to “off-the-shelf” software or services granted to any Acquired Companies that are widely available through commercial distribution channels on standard terms and conditions with annual royalties, license fees or similar payments in an amount for less than $150,000);

(k)any Contract under which any of the Acquired Companies is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property in connection with any Acquired Company Products (but excluding Contracts for non-exclusive licenses granted to any Acquired Companies in the Ordinary Course of Business or Open Source Software, non-disclosure agreements, employee agreements, or “click-wrap” or “shrink-wrap” licenses and other licenses to “off-the-shelf” software or services granted to any Acquired Companies that are widely available through commercial distribution channels on standard terms and conditions with annual royalties, license fees or similar payments in an amount for less than $150,000);

(l)any Contract that relates to the ownership, development or use of any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property or affects any of the Acquired Companies’ ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property;

(m)any Contract relating to the provision of hosting, co-location or related services to any of the Acquired Companies, which services are used by any of the Acquired Companies to fulfill their obligations to provide Software and data hosting services to customers;

(n)(A) any Contract containing an agreement by any of the Acquired Companies to provide any Person with access to the source code for any Acquired Company Products, or (B) any Contract between any Acquired Company, on the one hand, and an escrow agent, on the other hand, to provide for the source code for any Acquired Company Products to be put in escrow;

(o)any Contract involving the operation of any joint venture or partnership entity;

(p)any Contract containing a covenant of any Acquired Company not to compete in any line of business or with any Person in any geographical area;

(q)any Contract granting the counterparty exclusive rights;

(r)any Contract that provides for any “most favored nation” pricing provisions granted by any Acquired Company to any Person from such Acquired Company or similar pricing provisions whereby pricing, discounts or benefits change based on the pricing, discounts or benefits offered to other Persons;

(s)any Contract prohibiting, limiting or otherwise restricting in any way the Acquired Companies and/or their respective officers, directors, managers, equity owners or employees from soliciting customers or suppliers, or soliciting or hiring employees, of any other Person (but excluding Ordinary Course of Business non-solicitation of employees);

(t)any Contract with a Governmental Authority;

(u)any Contract that relates to an acquisition, divestiture, merger or similar transaction; or

(v)any settlement, conciliation or similar Contract the performance of which involves any payment in excess of $50,000 or is a settlement of any matter related to material Acquired Company Intellectual Property.

The Acquired Companies have made available to the Parent complete and correct copies of each Material Contract (and a true and written description of all oral contracts). Each Material Contract is a valid and binding obligation of the applicable Acquired Company party thereto, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies, except for such failure to be valid and binding that would not be material to the Acquired Companies, taken as a whole. Neither the applicable Acquired Company party to such Material Contract nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or default under such Material Contract, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Material Contract, in each case, except for such breaches and defaults that would not be material to the Acquired Companies, taken as a whole.

4.14Litigation.  Except as would not be material to the Acquired Companies, taken as a whole, (a) there are no, and for of the past three (3) years there have been no, Legal Proceedings pending or, to the Company’s Knowledge, threatened against or affecting any such Acquired Companies and (b) none of the Acquired Companies is, or for the past three (3) years has been, subject to any judgment, order, ruling, award, writ, or decree of any Governmental Authority.  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

4.15Employee Benefits.

(a)Schedule 4.15(a) lists each material Employee Benefit Plan and PEO Plan by jurisdiction.  The Company has provided to Parent correct and complete copies of the following, as applicable, with respect to each Employee Benefit Plan: (i) current plan documents and all amendments thereto and (ii) the most recent summary plan description, and all summaries of material modification thereto, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, and (iv) the most recent financial statements and annual reports on Form 5500 (including attached schedules) required to be filed with the IRS with respect to each such Employee Benefit Plan (if any such report was required). As applicable with respect to each PEO Plan, the Company has provided to Parent correct and complete copies of: (i) the most recent determination or opinion letter issued by the IRS with respect to each PEO Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the two most recent annual reports (IRS Forms 5500 series); (iii) the plan and trust documents, related insurance contracts, and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto); (iv) pending voluntary correction filings and a description of any pending self-correction actions; and (v) any non-routine correspondence with any Governmental Authority.

(b)Each Employee Benefit Plan and, to the Company’s Knowledge, each PEO Plan, has been established, funded, administered and maintained, in form and operation, in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, if applicable. No Acquired Company has incurred any penalty or Tax (whether or not assessed) under Sections 4980H, 4980D, 4980B, 6721, or 6722 of the Code and no circumstances or events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes.  With respect to each Employee Benefit Plan and PEO Plan, all contributions, premiums or other payments have been paid on a timely basis.

(c)Each Employee Benefit Plan and PEO Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service and nothing has occurred that would reasonably be expected to adversely affect the qualification thereof.

(d)No Employee Benefit Plan or PEO Plan is and no Acquired Company sponsors, maintains, contributes to, has any obligation to contribute to or has any liability with respect to  (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(4)) of ERISA). No Acquired Company has any liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.  No Employee Benefit Plan provides and no Acquired Company has any liability for the provision of post-employment or post-termination health, life insurance or other welfare-type benefits other than as required by Section 4980B of the Code or similar state Law for which the covered individual pays the full premium cost of such coverage.

(e)No Legal Proceedings or other actions, claims (other than routine benefit claims) or lawsuits are pending or, to the Company’s Knowledge, threatened against or with respect to any Employee Benefit Plan or PEO Plan or related trust, sponsor, administrator or fiduciary with respect to any Employee Benefit Plan or PEO Plan, nor to the Company’s Knowledge are there facts that would reasonably be expected to form the basis for any such action, claim or lawsuit. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan or, to the Company’s Knowledge, any PEO Plan.

(f)Each Employee Benefit Plan or PEO maintained by an Acquired Company for employees or other service providers who reside or work primarily outside of the United States (each a “Non-U.S. Employee Benefit Plan”) required by any applicable Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in good standing with the applicable Governmental Authority in each case. All contributions to and material payments from each Non-U.S. Employee Benefit Plan under the terms of such plan or applicable Law have been made on or before their respective due dates, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with country-specific accounting practices and principles. Each Non-U.S. Employee Benefit Plan required under any applicable Law to be funded or insured has been funded or insured in accordance with such Law and the Transactions will not cause such funding or insurance obligations to be less than such benefit obligations. No Non-U.S. Employee Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, and no unfunded or underfunded liabilities exist with respect to any Non-U.S. Employee Benefit Plan.

(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, could, directly or indirectly, (A) give rise to any liability under any Employee Benefit Plan, including liability for severance pay, (B) accelerate the timing of vesting, funding or payment, or increase the amount or value, of any compensation or benefits due to any Company Employee (whether current, former or retired), (C) entitle any Company Employee (whether current, former or retired) to any payment or benefit, including any change in control, transaction bonus, retention payment or other similar payment(whether in cash, property or vesting of property) or benefit, or (D) give rise to payments or benefits (whether in cash, property or vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(h)Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has in all material respects been operated and maintained in compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

(i)None of the Acquired Companies has any indemnity or gross-up obligation for any Taxes, including under Section 409A or 4999 of the Code.

4.16Environmental Matters.

(a)Each of the Acquired Companies is, and for the three (3) years prior to the date hereof has been, in compliance with, and has no material liability (contingent or otherwise) pursuant to, all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws.

(b)During the three (3) years prior to the date hereof (or earlier to the extent unresolved), none of the Acquired Companies has received or been party to any written notice, report, order or decree regarding any actual or alleged violation of Environmental Laws, or any unresolved liability (contingent or otherwise) arising under Environmental Laws, in each case relating to the Business of the Acquired Companies.

(c)None of the Acquired Companies, nor any of their predecessors or affiliates, has treated, stored, sold, distributed, manufactured, marketed, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any hazardous or toxic materials, substances or wastes (including petroleum), or owned or operated any property or facility contaminated by any hazardous or toxic materials, substances or wastes (including petroleum), so as to give rise to any material liabilities (contingent or otherwise) pursuant to Environmental Laws.

(d)The Acquired Companies have furnished to Parent all environmental, health or safety audits, reports and other material environmental, health or safety documents relating to each Acquired Company’s, past or current properties, facilities or operations which are in their possession or under their reasonable control.

4.17Labor Matters.

(a)No Acquired Company is party to or bound by any Labor Agreement, and there is not, and during the past three (3) years none of the Acquired Companies has experienced or been affected by, any actual or, to the Company’s Knowledge, threatened strike, picketing, handbilling, boycott, work stoppage, lockouts, slowdown, material labor grievance, material labor arbitration or other material labor dispute (including, without limitation, in connection with the transaction contemplated hereunder), or charge or complaint of unfair labor practice or employment discrimination.  To the Company’s Knowledge, in the past five (5) years, there has been no union or other labor organizational activity with respect to any employees of the Acquired Companies, and no labor union, works council, other labor organization, or group of employees of any Acquired Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  No employee of any Acquired Company is represented by a labor union, works council, or other labor organization.  The Acquired Companies represent that they have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any Company Employee in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(b)There have been no “mass layoffs” or “plant closings” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law (collectively, the “WARN Act”)) affecting employees at the Acquired Companies at any time during the past three (3) years, the liability for which remains unsatisfied.  No facility closure or shutdown, reduction-in-force, furlough, layoff, material work schedule change or reduction in hours, or material reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced but not yet implemented, including as a result of COVID-19.  No Acquired Company has not otherwise experienced any material employment-related liability with respect to COVID-19.

(c)Each of the Acquired Companies is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws governing employment and labor including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), holidays, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance. Except as would not reasonably be expected to result in material liability for any Acquired Company: (i) each Acquired Company has fully and timely paid, or set aside funds to fully and timely pay, all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation indemnities for work trips, and medical and social security charges and withholding Taxes that have come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Acquired Company policy; and (ii) each individual who is providing or has provided services to any Acquired Company and is or was classified and treated as an (x) independent contractor, consultant, leased employee, or other non-employee service provider, or (y) exempt employee, in each case, is and has been properly classified and treated as such for all applicable purposes.  To the extent required by the Czech Labour Code, the Czech Company has entered into a written employment agreement with all persons carrying out “dependent work” (as defined in the Czech Labour Code) for it and has made available all such contracts to Parent. There are no obligations relating to payments in kind, compensations or other benefits (including purchase options or incentives) with any of the employees. There are no pension arrangements relating to the employees other than those required to be maintained by the Acquired Companies under applicable Laws.

(d)The Acquired Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware.  With respect to each such allegation with potential merit, the applicable Acquired Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct.  To the Company’s Knowledge, there are not any sexual harassment allegations relating to officers, directors, or senior management of the Company, that could result in material liability or, if known to the public, would bring any Acquired Company into material disrepute. No employee of any Acquired Company has, to the Knowledge of the Company, within the past ten (10) years, been involved in any criminal proceedings relating to the business of any Acquired Company.

(e)To the Company’s Knowledge, no officer, director, or senior management employee of the Company (A) has any plans to terminate employment with any Acquired Company or (B) is a party to any confidentiality, noncompetition, nonsolicitation, proprietary rights or other similar agreement between such employee and any other Person besides the Acquired Companies that would be material to the performance of such employee’s employment duties, or the ability of the Acquired Companies to conduct their business.

(f)To the Company’s Knowledge, no current or former employee or independent contractor of the Acquired Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation:  (i) owed to the Acquired Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Acquired Company.

(g)None of the Acquired Companies are or have been party to, during the past three (3) years, any material Legal Proceedings or material disputes involving, or had any liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Acquired Company, and to the Company’s Knowledge, each third party providing individuals for the Acquired Companies on a temporary, seasonal or leased basis are in material compliance with all applicable labor and employment Laws.

(h)To the Company’s Knowledge, no current employee of any Acquired Company with annualized compensation at or above $125,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(i)No Legal Proceedings are pending or threatened between any employees, former employees, or other individuals engaged by any Acquired Companies or social security and labor authorities (including, but not limited to, in relation to health and hygiene at the workplace, occupational health and safety and prevention of work-related accidents), and there are no facts, circumstances or information that would, or could reasonably be expected to, result in any such Legal Proceedings against any of the Acquired Companies.

4.18Insurance Policies.  Schedule 4.18 sets forth a true and complete list of all insurance policies (including “self-insurance” programs) maintained as of the date hereof by the Acquired Companies, (collectively, the “Insurance Policies”), true and complete copies of which have been made available to Parent. Each such insurance policy is legal, valid, binding and enforceable and in full force and effect, and cover such losses and risks, and in such amounts, as are prudent and customary in the business in which the Acquired Companies are engaged, and none of the Company nor any of the Company’s Subsidiaries is in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums). The Company has not received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are fully paid and valid and binding in accordance with their terms.

4.19Affiliated Transactions.  Except for (i) employment and equity agreements and arrangements entered into by the Acquired Companies, (ii) advances to employees in the Ordinary Course of Business, (iii) participation by employees, officers and directors in any Employee Benefit Plan or PEO Plan (iv) intercompany agreements and (v) director and officer indemnification agreements approved by the board of directors of the Company, no officer, director or Affiliate of the Company or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any individual or any entity in which any such Person or individual owns any beneficial interest is a party to any material agreement, contract, commitment or transaction with any of the Acquired Companies or, other than such Person’s direct or indirect equity interest in the Company, has any interest in any material property owned or used by any of the Acquired Companies thereof.

4.20Material Business Relationships.

(a)Schedule 4.20(a) sets forth the top twenty-five (25) customers of the Acquired Companies (measured by aggregate annual contract value of products or services provided by the Acquired Companies to a customer and such customer’s Affiliates) for the fiscal year ended December 31, 2020 (each, a “Material Customer” and, collectively, the “Material Customers”).  No Material Customer (i) has notified an Acquired Company in writing that it will cease or has threatened in writing to cease to use, or reduce its use of, the services of the Acquired Companies, or (ii) has notified any Acquired Company in writing that it will materially and adversely modify its relationship with the Acquired Companies (including by materially changing the pricing terms or other material terms of such Material Customer’s business with the Acquired Companies) or has threatened in writing such material and adverse modification.

(b)Schedule 4.20(b) sets forth the top ten (10) suppliers of materials, equipment or services to the Acquired Companies (measured by dollar volume of purchases by the Acquired Companies, but excluding professional and utility services provided to the Acquired Companies in the Ordinary Course of Business) for the fiscal year ended December 31, 2020 (each, a “Material Supplier” and, collectively, the “Material Suppliers”). No Material Supplier (i) has notified an Acquired Company in writing that it will cease or reduce or has threatened in writing to cease or reduce provision of materials, equipment or services to the Acquired Companies, or (ii) has notified an Acquired Company in writing that it will materially and adversely modify its relationship with the Acquired Companies (including by materially changing the pricing terms or other material terms of such Material Supplier’s business with the Acquired Companies) or has threatened in writing such material and adverse modification.

4.21Trade Laws.

(a)For the five (5) years prior to the date hereof, each of the Acquired Companies, any director, officer, and, to the Company’s Knowledge, any employee, agent, or representative thereof has been in compliance, and is currently in compliance with all Trade Laws.  Each of the Acquired Companies has obtained, and is currently and has been in compliance with the terms of, any export license required for the lawful export of any item, product, technology, or software of such Acquired Company.

(b)Except as set forth in Schedule 4.21(b), for the five (5) years prior to the date hereof, no Acquired Company, nor any director, officer, nor to the Company’s Knowledge, any employee, agent, or representative thereof, has engaged in, and is not now engaging in, directly or, to the Company’s Knowledge, indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person.  No Acquired Company nor, any director, officer, nor, to the Company’s Knowledge, any employee, agent, or representative thereof, or any other Person authorized to act for or on behalf of any Acquired Company, is, or is owned, fifty percent (50%) or more, directly or to the Company’s Knowledge, indirectly, by a Sanctioned Person.

(c)No Acquired Company or has been in the last five (5) years is involved in any proceeding relating to, or has received a written request for information from, or has made any voluntary or involuntary disclosure to any Governmental Authority regarding, any Trade Law.

4.22Anti-Money Laundering.  For the five (5) years prior to the date hereof, the operations of each Acquired Company have been conducted at all times in material compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which each Acquired Company conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Acquired Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened in writing.

4.23Anti-Bribery and Anti-Corruption.

(a)No Acquired Company, or any officer, director or employee, or, to the Company’s Knowledge, any agent, representative, or consultant thereof, or any other Person associated with or acting for or on behalf of any Acquired Company, has, directly or indirectly, in connection with the business of any Acquired Company:

(i)made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;

(ii)paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii)made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)established or maintained any unlawful fund of corporate monies or other properties;

(v)created or caused the creation of any false or inaccurate books and records of the Acquired Companies related to any of the foregoing; or

(vi)otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”), the UK Bribery Act of 2010 (“UK Act”), or any other applicable anti-corruption or anti-bribery law.

(b)The Acquired Companies have established and currently maintain policies, procedures and internal controls designed to reasonably promote compliance with the FCPA, the UK Act, and all other applicable anti-bribery laws.  The Acquired Companies have not committed any of the crimes provided under Legislative Decree no. 231/01 (“Decree 231”) and none of them has received any notice from any Governmental Authority of non-compliance with the Decree 231 nor is subject to any litigation, pending or threatened in writing with respect to any alleged non-compliance or violation thereof. No director, officer, employee, representative, or any other Person, duly authorized to act for or on behalf of the Acquired Companies have kept a behavior or committed any action, also by way of omission, that may result in the Acquired Companies being held liable under Decree 231.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company and the Representative as of the date hereof and as of the Closing Date as follows:

5.1Organization of Parent and Merger Sub.  Parent is a Minnesota limited liability company and Merger Sub is a Delaware corporation, each validly existing and in good standing under the Laws of the jurisdiction of its organization.

5.2Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement and described herein, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.3Authorization; Enforceability.  Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which Parent or Merger Sub is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and Merger Sub and each other agreement contemplated hereby to which Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or the other agreements contemplated hereby to which Parent or Merger Sub is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the filing and recordation of the Certificate of Merger.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.4Non-contravention.

(a)Neither the execution and delivery of this Agreement or any other agreement contemplated hereby to which Parent or Merger Sub is a party, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, will (i) violate any Laws to which Parent or Merger Sub is subject, (ii) violate any provision of Parent’s or Merger Sub’s Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Parent or Merger Sub under, any agreement, contract, lease, license, instrument or other arrangement to which Parent or Merger Sub is a party or by which any of them is bound or to which any of their assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Parent’s or Merger Sub’s performance under this Agreement or any other agreement contemplated hereby to which Parent or Merger Sub is a party or the consummation of the transactions contemplated by this Agreement or such other agreements.

(b)Except for the filing of the Certificate of Merger under the DGCL and the pre-merger notification requirements of the HSR Act, neither Parent nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5Brokers’ Fees.  Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.6Litigation.  There are no Legal Proceedings pending against, or threatened against, Parent or Merger Sub that would adversely affect or delay Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.7Financing.  As of the date hereof and as of the Closing, Parent shall have sufficient funds necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

5.8Solvency.  Assuming the accuracy of the representations and warranties in Article IV (and assuming (a) satisfaction of the conditions set forth in Article VIII, (b) that any estimates, projections or forecasts with respect to the Acquired Companies provided by the Company or the Company Stockholders or any of their agents or representatives have been prepared in good faith and are based upon reasonable assumptions, and (c) that all financial information concerning the Acquired Companies provided to Parent by the Company or the Company Stockholders or their agents or representatives (whether before or after the date hereof) present fairly the net assets of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the respective periods covered thereby) and that the Company complied in all material respects with the covenants contained in

Section 6.1, immediately following the Effective Time and after giving effect to the Merger, Parent and each of its Subsidiaries (including the Surviving Corporation and the Company Subsidiaries) (i) will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of Parent, the Surviving Corporation or the Company Subsidiaries.

ARTICLE VI

PRE-CLOSING COVENANTS RELATING TO THE COMPANY

6.1Conduct of Business.  Except as contemplated by this Agreement, as required by Law, as set forth on Schedule 6.1 or as otherwise consented to in writing by Parent from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article XI hereof, the Company covenants and agrees that:

(a)The Company shall cause each of the Acquired Companies to conduct the Business in all material respects according to the Ordinary Course of Business.

(b)The Company shall not permit any Acquired Company to (i) increase or promise to increase the compensation or benefits payable or provided, or to become payable or provided to, whether conditionally or otherwise, any current or former Company Employee, except (A) in connection with any hiring or engagement of any Company Employee by the Company to the extent the annual total compensation opportunity for such employee is less than $125,000 or (B) for increases in total compensation for any employee to the extent that such increases in total compensation are no greater than 5% for any such employee, (ii) grant or announce any cash, equity or equity-based incentive awards, bonuses, transaction, retention, severance or other compensation or benefits to any current or former Company Employee, other than grants of ordinary course cash amounts to newly hired or engaged Company Employees consistent with past practice, (iii) adopt, establish, terminate, modify or amend any Employee Benefit Plan or PEO Plan (or any other compensation or benefit plan or arrangement that would be an Employee Benefit Plan or PEO Plan if it was in effect on the date hereof) other than as permitted under clauses (i) and (ii) of this Section 6.1(b), (iv) accelerate the time of payment, vesting or funding of any compensation or benefits or increase in the amount of compensation (whether in cash, property or the vesting of property) provided under any Employee Benefit Plan or otherwise, or (v) hire, engage, terminate (other than for “cause”), furlough or temporarily lay off the employment or service of any current or former Company Employee with an annual base compensation in excess of $125,000.

(c)Other than in connection with the exercise of any Options or Company Warrants outstanding as of the date hereof and disclosed in Schedule 4.3(b) and in accordance with the existing terms of the Equity Incentive Plans, the Company shall not permit any Acquired Company to issue, sell, pledge, dispose of or otherwise subject to any Lien any shares of capital stock of any class or other equity interests of such Acquired Company, or any securities convertible into any such shares or other equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such shares, equity interests or convertible securities.

(d)The Company shall not permit any Acquired Company to sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets other than in the Ordinary Course of Business (including non-exclusive licenses granted to customers in the Ordinary Course of Business).

(e)The Company shall not permit any Acquired Company to incur any indebtedness for borrowed money except in the Ordinary Course of Business, guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of such Person or guarantee any debt securities of others.

(f)The Company shall not permit any Acquired Company to enter into any Contract that, if entered into prior to the date hereof, would be considered a Material Contract.

(g)The Company shall not permit any Acquired Company to enter into any contract with a supplier or vendor with a term of greater than one year. In the event any Acquired Company does enter into a contract with a supplier or vendor with a term of greater than one year without Parent’s prior written consent, any current or long term asset related to such contract shall be excluded from the definition of Current Assets.

(h)The Company shall not permit any Acquired Company to take or fail to take any action that, if such action were taken or failed to be taken between November 1, 2020 and the date hereof, would be required to be disclosed on Schedule 4.7 (except as would be required to be disclosed pursuant Section 4.7(a), Section 4.7(b) or Section 4.7(w).

(i)The Company shall not permit any Acquired Company to publicly announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

(j)The Company shall promptly deliver to Parent written notice upon becoming aware of (A) any material failure on the part of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (B) (1) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (2) any action pending or threatened before any Governmental Authority with respect to the transactions contemplated hereby; provided that the delivery of any notice pursuant to this clause (j) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

(k)The Company shall not, and shall not permit any Acquired Company to, file or change any Tax election, change any method of accounting for Tax purposes, file any amended Tax Return, enter into any closing agreement related to Taxes, settle any Tax claim or assessment, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions to file Tax Returns obtained in the Ordinary Course of Business), fail to pay any Tax that becomes due and payable (including any estimated Tax payments), or file any Tax Return in a manner inconsistent with past practice.

6.2Consents; Filings; Etc.

(a)The Company shall use its reasonable best efforts to obtain prior to the Closing such consents of third parties and to give notices to third parties to avoid the breach or termination of any Contract that is listed on Schedule 6.2(a); provided, that in no event shall the Company be required to make any payments to third parties to obtain such waivers or consents, and the failure to obtain such waivers and consents shall not, in and of itself, be a breach of this Section 6.2(a) or give rise to the failure of any condition to Closing set forth in Article VIII.  Furthermore, the Company shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things (including the satisfaction of the conditions set forth in Section 8.1 and Section 8.1(c)) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  If any suit or other action is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

(b)In addition to and without limiting the foregoing, the Company undertakes and agrees to file as soon as practicable, and in any event not later than the fifth (5th) Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice.  The Company shall (i) make a reasonable response to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act, to terminate or expire at the earliest possible date.  The Company shall (A) promptly notify Parent of any written communication to the Company or its Affiliates from any Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed written communication to any of the foregoing (and consider in good faith the reasonable views of Parent in connection therewith where such views are provided in a timely manner); (B) to the extent possible, consult with Parent in advance and, to the extent permitted by such Governmental Authority, give Parent the opportunity to attend and participate in any substantive meeting or pre-arranged discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement; and (C) furnish Parent with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; provided, however, that the Company shall be permitted to designate confidential information as ‘Outside Antitrust Counsel Only’ and remove or redact any information or contents that are protected by legal privilege and restrict Parent’s access to such materials accordingly.  The Company shall not be required to share a copy of its filing made under the HSR Act.  The Company shall specifically not request early termination of the waiting period under the HSR Act.

6.3Publicity.  On and after the date hereof and through the Closing Date, the Company shall, and cause each of the Acquired Companies and their respective Affiliates to, consult with Parent before issuing any press release or making any public announcement relating to the subject matter of this Agreement, and the Company shall not, and shall not permit any of the Acquired Companies or their Affiliates to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Parent, provided, however, that no such approval shall be necessary to the extent disclosure may be required by applicable Law, in which case, Parent will have the right to review and comment on such press release or public announcement prior to publication.  For the avoidance of doubt, discussions by senior management of the Company of subject matter that was previously publicly announced or otherwise mutually agreed in writing between Parent and the Company in press interviews shall not be deemed to violate this Section 6.3.

6.4Access.  Prior to the first to occur of the Closing Date and the termination of this Agreement pursuant to Article XI hereof, the Company will permit Parent and its representatives (including legal counsel and accountants) to have, upon prior written notice, reasonable access, during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to the premises, books, records (including Tax records), contracts and documents of or pertaining to the Acquired Companies.  All requests for such access shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”).  Other than the Designated Contacts, neither Parent nor any of its Affiliates or any of their respective representatives shall contact any employee, contractor, customer, supplier, landlord, lender or other material business relation of any of the Acquired Companies without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  Parent shall comply with, and shall cause its representatives to comply with, all of their obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.4, which Confidentiality Agreement will remain in full force and effect.

6.5Requisite Stockholder Approval.  The Company shall have obtained the Requisite Stockholder Approval by the date hereof and is delivering the Requisite Stockholder Approval to Parent concurrently with this Agreement.

6.6Information Statement.  As promptly as practicable after the date hereof (but in any case, within seven (7) days following the date of this Agreement), the Company, in consultation with Parent, shall prepare an information statement (the “Information Statement”) in accordance with Section 228 of the DGCL and shall mail or cause the Information Statement to be mailed to any holder of Company Shares who has not executed in accordance with the DGCL a written consent in favor of adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and who was otherwise entitled to vote thereon.

6.7Section 280G.  To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then the Company will (a) use reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) and, (b) with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the Company’s Stockholders entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits.  Not less than three (3)

Business Days prior to distribution of any materials to the holders of Common Stock in connection with the waiver and vote described in this Section 6.8, the Company shall provide Parent for its review and comment a copy of all such materials (i.e., the waiver, disclosure statement, equityholder consent, and any other materials to be submitted to the Company’s Stockholders in connection with such vote) and a copy of its Section 280G calculations, and the Company shall incorporate all of Parent’s reasonable comments to such materials and Section 280G calculations.  No later than one (1) Business Day prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that (A) the vote described in this Section 6.7 was solicited in conformance with Section 280G of the Code and the requisite Company Stockholder approval was obtained with respect to any such Waived 280G Benefits, or (B) no such approval was obtained. Any of the Waived 280G Benefits that fail to be approved as contemplated above shall not be paid or provided to such “disqualified individuals.”

6.8Financing Cooperation.

(a)From the date hereof and ending at the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 11.1, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries and their respective Representatives to, reasonably cooperate in connection with the debt financing arrangements of Parent (the “Debt Financing”) as may be reasonably requested by Parent at Parent’s sole cost and expense (including all documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in accordance with Section 6.8(c)) (other than (x) costs and expenses incurred in connection with the preparation of historical financial statements, (y) any ordinary course amounts payable to employees of Seller, the Company or its Subsidiaries with respect to services provided prior to the Closing Date, and (z) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby regardless of any debt financing established in connection herewith (clauses, (x)-(z), “Seller Costs”), which, in each case, for the avoidance of doubt, shall be at the expense of the Company), including by (A) having appropriate members of senior management of the Company participate in a customary and reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, (B) furnishing Parent and its lenders with available financial and other pertinent information regarding the Company and its Subsidiaries, (C) assisting Parent and its lenders in the preparation of lender presentations, private placement memoranda, bank information memoranda and similar documents, and (D) reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries necessary or advisable in connection with entering into definitive financing documents and otherwise necessary to consummate the Debt Financing, provided that no such definitive agreements or corporate actions shall be effective until the Closing unless consented to by the Company and its Subsidiaries (which consent may be withheld in the Company’s sole discretion).

(b)Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, or require the Company or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities in connection with the Debt Financing prior to the Closing for which it is not subject to reimbursement pursuant to this Section 6.8 and (ii) nothing in this Section 6.8 shall require cooperation to the extent that it would (A) cause any breach of this

Agreement (B) reasonably be expected to conflict with or violate its organizational documents, any material agreement or any applicable law or (C) waive any attorney-client or other legal privilege of the Company. The Company’s obligations set forth in this Section 6.8 shall not include any obligation on the part of the Company to obtain or provide Regulation S-X compliant financial statements (historical, pro forma or otherwise) (provided, that the Company shall, to the extent reasonably requested pursuant to this Section 6.8, provide information which may be utilized by Parent in the preparation of such financial statements)

(c)Each of Parent and Merger Sub shall: (i) promptly upon the written request of the Company reimburse the Company and its Subsidiaries and any of their respective Affiliates and representatives for all of the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries and any of their respective Affiliates and representatives in connection with this Section 6.8, in each case, other than Seller Costs; and (ii) indemnify and hold harmless the Company and its Subsidiaries and any of their respective Affiliates and representatives from and against all claims, losses, damages, injuries, liabilities, judgments, awards, interest, penalties, fines, Taxes, costs (including cost of investigation), expenses (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payments suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except in each case, to the extent suffered or incurred as a result of the bad faith, gross negligence, Fraud or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) of the Company or any of its Affiliates or its or its Affiliates’ representatives.

(d)Notwithstanding anything in this Agreement to the contrary (including this Section 6.8), none of the Company, its Subsidiaries or any of its Affiliates or representatives shall: (i) be required to pay any commitment or other fee or reimburse any expenses in connection with the Debt Financing prior to the Closing; (ii) be required to incur or assume any liability or give any indemnity in connection with the Debt Financing prior to the Closing; (iii) be required to take any action (other than customary authorization and representation letters) that would require any director, officer or employee of the Company or any of its Subsidiaries to execute any document, agreement, certificate or instrument in connection with the Debt Financing (other than customary authorization and representation letters) except as may be effective at or after the Closing; (iv) deliver or obtain opinions of internal or external counsel prior to the Closing; (v) provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or material contract, (vi) waive or amend any terms of this Agreement or any other material contract to which the Company or its Subsidiaries is party or (vii) take any action that would result in the Company or any of its Subsidiaries incurring any liability (other than in respect of customary authorization and representation letters) with respect to the Debt Financing prior to Closing or cause any director, officer or employee of Company or any of its Subsidiaries to incur any personal liability in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary, no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses, but other than in respect of customary authorization and representation letters) of the Company, its Subsidiaries or any of their respective representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization and representation letters) shall be effective until (or that is not contingent upon) the Closing.

(e)For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.8, represent the sole obligation of the Company, its Subsidiaries and Affiliates and their respective representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations.

(f)For the avoidance of doubt, all material non-public information regarding Parent and its Subsidiaries provided to the Company or its representatives shall be kept confidential by them in accordance with the Confidentiality Agreement.

6.9Exclusivity.  The Company agrees that from the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, none of the Acquired Companies or any of the Company Equityholders shall, and the Company shall instruct its representatives not to, directly or indirectly, (i) provide any non-public information to any third party (including via access to any data room or other records) other than Parent and its representatives with respect to any Company Transaction, (ii) solicit, initiate or encourage proposals, offers or inquiries from a third party other than Parent with respect to any Company Transaction, (iii) participate in any negotiations or discussions with any third party other than Parent and its agents and representatives with respect to any Company Transaction or (iv) enter into a letter of intent or other agreement with a third party other than Parent with respect to any Company Transaction.  The Company shall notify Parent promptly, but in any event within two Business Days if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction, which notification shall include the identity of the Person making such proposal, offer, inquiry or contact and the proposed terms thereof. To the extent the Company is prohibited by a confidentiality obligation from providing the information in the preceding sentence, the Company shall not be required to provide Parent with the identity of the relevant Person but shall nevertheless be required to provide the proposed economic terms.

6.10R&W Insurance Policy. At or before the Closing, Parent shall take all action necessary to obtain and bind a representations and warranties insurance policy with respect to this Agreement (the “R&W Insurance Policy”).  The R&W Insurance Policy shall provide that the insurer shall waive and not pursue any subrogation rights against the Representative or the Company Equityholders, other than in the case of claims of, or causes of action arising from, Fraud.  For the avoidance of doubt, Parent is responsible for the costs of obtaining the R&W Insurance Policy.

6.11Transition. The Company agrees that from the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Eldar Tuvey and Roy Tuvey shall use commercially reasonable efforts to assist Parent in preparing to effectuate an efficient transition of oversight and management from the Company to Parent. Such services include (i) facilitating information sharing sessions between Company and Parent personnel for integration planning, (ii) advising on how best to communicate to the Company’s existing employees, partners and customer base following the Closing, (iii) advising Parent on all operational details necessary for the successful transition of the Company’s customer, partner and vendor relationship at Closing, and (iv) providing insight into the operation, management and control of the Company and its historical practices in operations, engineering, technology, finance, tax, human resources, sales/marketing and legal.

6.12Non-Public Information.  All non-public information of Parent provided to the Company pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.12. Except as otherwise provided herein, the Company shall, and shall cause each of its respective Subsidiaries to, hold in confidence, and the Company shall not, and shall cause any of its respective Subsidiaries to not, disclose any non-public information of Parent provided hereunder, including exercising the same degree of care as the Company exercises with its own confidential or proprietary information of a similar nature. The Company and its respective Subsidiaries acknowledge and agree that some of the information provided to the Company and its respective Subsidiaries pursuant to this Section 6.12 may be considered “material non-public information” for purposes of securities Laws, and the Company shall, and shall cause its respective Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding Parent. The Company shall, and shall cause its respective Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The Company shall not, and shall cause its respective Subsidiaries to not, disclose any portion of such non-public information to any person other than its or their and its respective Affiliates’ managers, members, stockholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Company Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The Company and its respective Subsidiaries shall be responsible for any breach of this Section 6.12 by any of the Company Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain the Company Representatives from prohibited or unauthorized disclosure or use of such non-public information.

ARTICLE VII

COVENANTS RELATING TO PARENT AND MERGER SUB

7.1Filings; Consents; Etc.

(a)Parent shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things (including the satisfaction of the conditions set forth in Section 8.1 and Section 8.3) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  If any suit or other action is threatened or instituted by any Governmental Authority challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, Parent shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action.  Parent shall be responsible for one hundred percent (100%) of the filing fees required in order to make any filing under this Section 7.1 or under Section 6.2(b).

(b)In addition to and without limiting the foregoing, Parent (or its Affiliates, as applicable) undertakes and agrees to file (i) as soon as practicable, and in any event not later than the fifth (5th) Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (ii) Parent (or its Affiliates, as applicable) shall (i) make a reasonable response to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date.  Parent (or its Affiliates, as applicable) shall (A) promptly notify the Company of any written communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Company to review in advance any proposed written communication to any of the foregoing (and consider in good faith the reasonable views of the Company in connection therewith where such views are provided in a timely manner); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or substantive pre-arranged discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Company in advance and, to the extent permitted by such Governmental Authority, gives the Company the opportunity to attend and participate thereat; and (C) furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; provided, however, that Parent shall be permitted to designate confidential information as ‘Outside Antitrust Counsel Only’, and remove or redact any information or contents that are protected by legal privilege and restrict the Company’s access to such materials accordingly.  Parent shall not be required to share a copy of its filing made under the HSR Act.  Parent shall specifically not request early termination of the waiting period under the HSR Act.

7.2Publicity.  On and after the date hereof and through the Closing Date, Parent shall consult with the Company before issuing any press release or making any public announcement relating to the subject matter of this Agreement, and Parent shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such approval shall be necessary to the extent disclosure may be required by applicable Law or the rules and regulations of any applicable stock exchange.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE CLOSING

8.1Conditions Precedent to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Party whose obligations to consummate the transactions contemplated hereby are subject thereto:

(a)No Legal Prohibition.  No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or other Governmental Authority of competent jurisdiction which would prohibit the consummation by such Party of the transactions contemplated hereby.

(b)HSR Act.  The applicable waiting period, together with any extensions thereof, under the HSR Act, and any agreement between the Parties and a Governmental Authority not to consummate the transactions, shall have expired or been terminated.

(c)Stockholder Approval.  This Agreement shall have been adopted by the Requisite Stockholder Approval.

8.2Conditions Precedent to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:

(a)Accuracy of Representations and Warranties; Performance of Covenants.  (i) Each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3 and 4.5 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects (in each case, without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein), and (ii) each of the representations and warranties of the Company contained in Article IV of this Agreement other than those listed in clause (i) of this Section 8.2(a) (in each case other than Section 4.7(a), without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all respects, in each case as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period), except, in the case of clause (ii) of this Section 8.2(a), where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect.  The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.  Parent shall have received at the Closing a certificate from the Company, dated as of the Closing Date and executed by the Company, certifying its fulfillment of the conditions set forth in this Section 8.2(a).

(b)Closing Deliverables.  The Company shall have delivered or caused to be delivered each of the items required to be delivered at the Closing pursuant to Section 9.1.

(c)Requisite Stockholder Approval.  The Requisite Stockholder Approval will have been obtained by the date hereof, and holders of no more than 5% of the outstanding Company Shares shall have exercised appraisal or dissenters’ rights or commenced appraisal proceedings.

(d)Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing as of the Closing.

8.3Conditions Precedent to Obligations of the Company.  The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Company:

(a)Accuracy of Representations and Warranties; Performance of Covenants.  The representations and warranties of Parent and Merger Sub contained in Article V of this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period).  Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing.  The Company shall have received at the Closing a certificate from Parent and Merger Sub dated as of the Closing Date and executed by Parent and Merger Sub, certifying the fulfillment of the conditions set forth in this Section 8.3(a).

8.4Frustration of Closing Conditions.  No Party hereto may rely on the failure of any condition set forth in Section 8.1, 8.1(c) or 8.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

CLOSING

9.1Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a)Board Resolutions.  A copy of the resolutions of the Board of Directors of the Company, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by the Company of the transactions contemplated hereby.

(b)Certificate.  The certificate required by Section 8.2(a).

(c)Good Standing Certificate.  A certificate of good standing, dated not more than five (5) days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Delaware.

(d)Escrow Agreement.  The Escrow Agreement validly executed by the Representative.

(e)FIRPTA Certificate.  A certification, under penalties of perjury, stating that interests in the Company are not and have not been during the relevant period United States real property interests, as defined in Section 897(c)(2) of the Code, and notice to the IRS, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h); provided, that, in the event the Company fails to deliver such certification, the sole recourse of Parent and Merger Sub shall be to withhold on payments of Merger Consideration to the extent required by Law.

(f)Resignation Letters.  Written resignation letters, in form and substance reasonably satisfactory to Parent, effective as of immediately prior to the Closing, from those directors, managers and officers of the Company and any of the Company Subsidiaries identified by Parent.

9.2Deliveries by Parent and Merger Sub.  Parent will deliver or cause to be delivered to the Company or the Company Equityholders, as applicable:

(a)Merger Consideration.  Payment of the Merger Consideration and other amounts payable as provided in Section 3.1.

(b)Board Resolutions.  A copy of the resolutions of the Board of Directors or Managers, as applicable, of each of Parent and Merger Sub, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by Parent and Merger Sub of the transactions contemplated hereby.

(c)Certificate.  The certificate required by Section 8.3(a).

(d)Escrow Agreement.  The Escrow Agreement validly executed by Parent and the Escrow Agent.

ARTICLE X

POST-CLOSING COVENANTS

10.1Tax Covenants.

(a)All transfer, documentary, sales, use, stamp, registration or similar Taxes and fees applicable to, imposed upon or arising out of the Merger (“Transfer Taxes”) shall be borne 50% by the Company Equityholders and 50% by the Parent.  The party required by law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)Parent and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated by this Agreement (including, but not limited to, any Transfer Taxes).

(c)Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for any Pre-Closing Tax Period that are filed or required to be filed after the Closing Date.  Any such Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Company, as applicable, except as required by applicable Law.  At least twenty (20) days prior to filing any such Tax Return showing a material amount of Tax due or that is reasonably likely to result in the Company Equityholders having an indemnification obligation, Parent shall provide a copy of such Tax Return to the Representative for its review and shall consider in good faith any reasonable comments received from Representative no later than five (5) days prior to the due date of such Tax Return.

(d)Tax Refunds. All refunds (or credits for overpayments) of Taxes attributable to Pre-Closing Tax Period that have been paid by the Company prior to Closing or indemnified by the Company Equityholders pursuant to this Agreement, except to the extent such refund or credit included in the calculation of the Current Assets, shall be for the benefit of the Company Equityholders. Promptly upon receipt of any such Tax refund (or credits for overpayments), and in no event later than ten (10) days after receipt by Parent or any of their Subsidiaries (including the Acquired Companies), Parent will, and will cause its Subsidiaries to, deliver and pay over such Tax refunds (or credits for overpayments), including any interest thereon, to the Payments Administrator (for further distribution to the Company Equityholders), net of the amount of any Taxes or reasonable out-of-pocket expenses incurred by Parent or any of its Subsidiaries in obtaining such refund (or credits for overpayments).

(e)Certain Post-Closing Actions. Without the consent of the Representative (not to be unreasonably withheld, conditioned or delayed), Parent shall not, except as otherwise required by Law or contemplated by this Agreement, amend any Tax Return or election made in connection with such Tax Return with respect to the Acquired Companies for any Pre-Closing Tax Period or change any method of accounting for Tax purposes or Tax accounting period with respect to any Pre-Closing Tax Period, in each case that would reasonably be expected to give rise to a claim against the Company Equityholders for indemnification of Pre-Closing Taxes. Parent may voluntarily approach a Tax authority to correct a Tax filing practice of the Acquired Companies for any Pre-Closing Tax Periods after reasonable consultation with the Representative, provided that Parent shall keep the Representative reasonably informed of any material developments in such discussions and shall consider the Representative’s comments in good faith.

10.2Director and Officer Liability and Indemnification.

(a)For a period of six (6) years after the Closing, Parent shall not, and shall ensure that each of the Acquired Companies does not, amend, alter, repeal or modify any provision in any of the Acquired Companies’ Organizational Documents and any indemnification agreements to which the Acquired Companies are bound relating to, in each case, the exculpation or indemnification of any officers and directors in any way that diminishes or adversely affects the indemnification or exculpation provided therein (unless required by Law), it being the intent of the Parties that the officers and directors of any of the Acquired Companies who were officers and directors at any time prior to the Closing (each, a “D&O Indemnified Person”) shall continue to be entitled to such exculpation and indemnification to the fullest extent provided for under applicable Law.

(b)At the Closing, Parent shall, or shall cause the Company to, obtain irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance and in an amount and scope at least as favorable as the Company’s existing policies, with respect to matters existing, occurring or arising at or prior to the Closing Date.  The cost of such tail policy or policies will be borne by the Company’s equityholders and will be a part of Transaction Expenses.  Parent shall not, and shall cause the Company not to, cancel or change such insurance policies in any respect.

(c)In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 10.2.  The provisions of this Section 10.2 shall survive the consummation of the Merger and are expressly intended to benefit each of the D&O Indemnified Persons.

10.3Employee Matters.

(a)Except as set forth in Section 10.3(d), for a period of one (1) year following the Closing (or, if earlier with respect to any Continuing Employee (as such term is defined below), the date that such Continuing Employee terminates employment from the Surviving Corporation and its Affiliates), Parent shall provide (or cause the Surviving Corporation or another Affiliate of Parent to provide) to employees of the Surviving Corporation or any other Affiliate of Parent who were Company Employees immediately prior to the Effective Time (“Continuing Employees”) with (i) base compensation and target annual cash bonus opportunities that are not less than the base compensation and target annual cash bonus opportunities received by the Continuing Employees immediately prior to the Effective Time, and, (ii) employee benefits (other than equity or equity-based compensation, change in control, retention, defined benefit pension and nonqualified deferred compensation plans and arrangements) (“Employee Benefits”) that are substantially comparable in the aggregate to the Employee Benefits provided by Parent to its similarly situated employees.

(b)For purposes of determining eligibility to participate, vesting of retirement benefits (but not benefit accrual), and for purposes of determining future vacation accruals under any employee benefit plans of Parent, the Surviving Corporation or any of their respective Subsidiaries, Continuing Employees shall receive service credit for service with the Acquired Companies to the same extent and for the same purposes such service credit was granted under the Employee Benefit Plans or PEO Plans set forth under Schedule 4.15(a), provided that such credit does not result in a duplication of benefits or coverage.  Parent and the Surviving Corporation shall use commercially reasonable efforts to (i) waive all waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements for the plan year in which the Closing Date occurs under any group health plans that such employees are eligible to participate in after the Effective Time.

(c)Parent shall provide certain Continuing Employees as selected by Parent and mutually agreed with the Chief Executive Officer of the Company with awards of Parent RSUs having an aggregate grant date fair market value equal to at least $15,000,000. Each Continuing Employee who receives an award of Parent RSUs shall enter into a restricted stock unit agreement (“RSU Agreement”) that shall provide for vesting over a four (4) year period following the date of grant, and shall otherwise have terms and conditions consistent with Parent’s standard form of RSU Agreement.

(d)Notwithstanding anything to the contrary in this Section 10.3, Company’s and Parent’s obligations under this Section 10.3 shall not (i) apply to any individual who is furloughed, temporarily laid off, or suffers a termination of employment or reduction in hours or benefits because of COVID-19-related circumstances at any time, or (ii) limit the Company’s and Parent’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee.

(e)The Acquired Companies shall (or shall cause the applicable plan sponsor to), (i) adopt written resolutions (or take other necessary and appropriate action(s)) to terminate the Acquired Companies’ participation in the TriNet 401(k) Plan (the “401(k) Plan”), effective at least one (1) Business Day prior to the Closing Date (the “401(k) Plan Termination Date”), in compliance with its terms and the requirements of applicable Law; and (ii) on or prior to the 401(k) Plan Termination Date, or if necessary, as soon as administratively practicable following the 401(k) Plan Termination Date, make all employee and employer contributions to the 401(k) Plan on behalf of the Continuing Employees with respect to compensation paid to the Continuing Employees on or before the 401(k) Plan Termination Date, including such contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date.

(f)The Company and Parent acknowledge and agree that all provisions contained in this Section 10.3, (i) are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Employee Benefit Plan, PEO Plan or any beneficiary thereof or any right to continued employment (or any term or condition of employment) with an Acquired Company, Parent or any Subsidiary of Parent, (ii) shall not require Parent, any Acquired Company or any Subsidiary of Parent to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of any Acquired Company, and shall not alter or limit the Parent’s, the Surviving Corporation’s, or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement in accordance with its terms and applicable Law, and (iii) shall not be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement.

ARTICLE XI

TERMINATION

11.1Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(a)Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)Parent or the Company may terminate this Agreement by written notice to the other Party prior to the Closing, if:

(i)the Merger has not been consummated on or before the date that is ninety (90) days after the date of this Agreement (the “End Date”); provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 11.1(b)(i) if such Party’s willful breach of this Agreement has hindered the consummation of the transactions contemplated by this Agreement on or prior to the End Date; provided, further, that Company and Parent each shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(i) if the extending Party is pursuing specific performance of, or other equitable remedies with respect to, Parent’s obligations hereunder; or

(ii)(A) there shall be any Law that shall make illegal the consummation of the Merger or (B) a Governmental Authority shall have enacted, issued, promulgated or entered an order or injunction prohibiting, enjoining or restraining the Merger and such order or injunction shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such order or injunction was primarily due to the failure of such party to comply with this Agreement;

(c)Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.1(c) not to be satisfied at Closing and (ii) such breach or failure to perform is incapable of being cured or, if curable, is not cured by the Company by the earlier of (A) the End Date and (B) within twenty (20) Business Days after giving the Company written notice of such breach or failure; provided that, at the time of such termination, neither Parent nor Merger Sub shall be in breach of this Agreement which causes or would reasonably be expected to cause a condition to Closing set forth in Section 8.1 or Section 8.3 to fail to be satisfied; and

(d)The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied at Closing and (ii) such breach or failure to perform is incapable of being cured or, if curable, is not cured by Parent or Merger Sub by the earlier of (A) the End Date and (B) within twenty (20) Business Days after the giving to Parent or Merger Sub written notice of such breach or failure; provided that, at the time of such termination, the Company shall not be in breach of this Agreement which causes or would reasonably be expected to cause a condition to Closing set forth in Section 8.1 or Section 8.1(c) to fail to be satisfied.

The Party seeking to terminate this Agreement pursuant to this Section 11.1 (other than Section 11.1(a)) shall give prompt written notice of such termination to the other Parties.

11.2Effect of Termination.  In the event of termination of this Agreement, by either Parent or the Company in accordance herewith, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 11.2, and Article XII hereof, which will survive the termination of this Agreement in accordance with their terms); provided, however, that the last sentence of Section 6.4 and the Confidentiality Agreement referred to therein will survive the termination of this Agreement according to its terms. Nothing herein will relieve any Party from any liability or damages arising out of Fraud or any willful and material breach by such Party of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination, in which case, the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE XII

MISCELLANEOUS

12.1Expenses.  Except as otherwise expressly set forth in this Agreement, each of Parent, Merger Sub, the Company and the Representative (solely on behalf of the Company Equityholders) will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event the Merger is consummated, Transaction Expenses shall be borne and paid as provided in this Agreement.

12.2No Third Party Beneficiaries.  Except as otherwise set forth in Section 12.9, Section 12.15(c) and Section 12.16, this Agreement and its provisions are for the sole benefit of the Parties, Company Equityholders and the D&O Indemnified Persons and their respective successors and permitted assigns and shall not confer any rights or remedies upon any Person.

12.3Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, the Escrow Agreement, the Confidentiality Agreement, the Payments Agreement, the Support Agreements, the Employment Agreements and the other documents referred to herein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the Parties or their representatives to the contrary, no Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

12.4Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Representative and the Company, provided, that Parent may assign this Agreement and any of its rights and interests hereunder, without the consent of any Person, to an Affiliate (including Affiliates formed before or after the date of this Agreement), to any purchaser of all or any portion of the assets or business of Parent or any of its Affiliates, or as collateral security to any lender or prospective lender to Parent or the

Company or to any purchaser of all or substantially all of the equity or assets of Parent or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing); provided, further that no assignment to any such Affiliate, lender or purchaser shall in any way affect Parent’s obligations or liabilities under this Agreement.

12.5Counterparts.  This Agreement may be executed in counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient on a priority basis by reputable overnight courier service (charges prepaid), or (c) if sent by electronic mail, when received if received before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, in each case addressed to the intended recipient as set forth below:

(a)If to Parent, Merger Sub or the Surviving Corporation (after the Closing), addressed to it at:

JAMF Software, LLC

100 Washington Ave. S., Suite 1100

Minneapolis, MN 55401

Attention: Jeff Lendino, Chief Legal Officer

Email: jeff.lendino@jamf.com

With a copy to (which shall not constitute notice):

Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Christina Lema,

Email: clema@vistaequitypartners.com]

And

Kirkland & Ellis LLP
c/o 3330 Hillview Ave.

Palo Alto, CA 94304
Email: marc.browning@kirkland.com and dilen.kumar@kirkland.com

Attention: Marc D. Browning, P.C. and Dilen Kumar

(b)If to the Company (prior to the Closing), addressed to it at:

Wandera, Inc.

Attention: Eldar Tuvey and Roy Tuvey

Email: eldar.tuvey@wandera.com and roy.tuvey@wandera.com

With a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California St.,

Mountain View, CA 94041

Attention: Stephen M. Fisher and Sayre Stevick

Email:  sfisher@fenwick.com and sstevick@fenwick.com

(c)If to the Representative, or to the Company Equityholders after Closing, addressed to it at:

Shareholder Representative Services LLC
950 17th Street, Suite 1400

Denver, CO 80202

Email: deals@srsacquiom.com

Attention: Managing Director

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 12.7.

12.8Governing Law; Waiver of Jury Trial.

(a)This Agreement and any Legal Proceeding of any kind or nature (whether at law or in equity, based upon contract, tort or otherwise) that is in any way related to this Agreement or any of the transactions related hereto (including the interpretation, construction, validity and enforcement of this Agreement, or the negotiation, execution or performance of any of the transactions related hereto (including any Legal Proceeding based upon, arising out of, or related to any representation or warranty expressly made in this Agreement)) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdictions.  In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b)Each Party hereto hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, the other agreements contemplated hereby or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.8.

(c)The Parties submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(d)Each Party agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 12.7 shall constitute valid in personam service upon such Party and its successors and assigns in any arbitration proceeding commenced pursuant to this Section 12.8.  Each Party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for consent to arbitration, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each Party and that by agreeing to such provisions each Party is waiving important legal rights.

12.9Survival; Acknowledgment; Waiver

(a)Each of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall terminate at, and shall not survive, the Closing.  Each of the covenants or agreements of the Parties contained in this Agreement shall terminate at, and shall not survive, the Closing, except for (i) those covenants that by their terms contemplate performance in whole or in part after the Closing, including, for the avoidance of doubt, the obligation of Parent and the Company to pay (or cause to be paid) the Deferred Merger Consideration pursuant to Section 3.1(e), which shall continue in full force and effect until the last date on which such covenant is to be performed, (ii) Fundamental Representations which shall continue in full force and effect after the Closing until the applicable statute of limitations, and (iii) the indemnification for the Pre-Closing Taxes under Section 12.9(c)(i)(A), which shall continue in full force and effect after the Closing until 60 days following the expiration of the applicable statute of limitations.

(b)THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, AND THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY PURSUANT TO ANY ANCILLARY AGREEMENTS ENTERED INTO IN CONNECTION WITH THE TRANSACTION, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY OF THE OTHER ACQUIRED COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY.

(c)Notwithstanding the foregoing or anything else contained in this Agreement or otherwise, (i) from and after the Closing, the Company Equityholders shall severally (but not jointly), in accordance with its Indemnity Pro Rata Share, indemnify Parent and its Affiliates for (A) any Pre-Closing Taxes paid by Parent or its Affiliates (including any of the Acquired Companies) and (B) any breach of Fundamental Representations, and (ii) the indemnification provisions of this Section 12.9 are the sole and exclusive remedy of Parent and its Affiliates against the Company Equityholders following the Closing for any losses or damages incurred by Parent and its Affiliates (including any of the Acquired Companies), provided that nothing shall restrict the Party’s rights to specific performance, or Parent’s remedies in the event of, or prevent Parent from bringing a claim alleging, Fraud against the Person committing such Fraud.  Notwithstanding anything herein to the contrary, Company Equityholders shall not have any indemnity obligation resulting from a reduction or unavailability of any net operating loss or other similar Tax attribute of any Acquired Company in any post-Closing Tax period (or portion thereof).

(d)Subject to Section 12.9(c)(ii) in respect of a particular Company Equityholder’s own Fraud, the maximum liability of the Company Equityholders for indemnification claims hereunder shall not exceed the aggregate Merger Consideration actually received by such Company Equityholder. If and solely to the extent that an amount or adjustment was already included in the calculation of the Closing Merger consideration (including pursuant to Section 3.4), then the same amount or adjustment may not be recovered under this Section 12.9 as an indemnification payment.

(e)To the extent Parent is entitled to indemnification payments pursuant to this Agreement, such indemnification payments shall be satisfied:

(i)first, from the R&W Insurance Policy, subject to applicable exclusions and limitations under the R&W Insurance Policy;

(ii)second, solely to the extent not recoverable from the R&W Insurance Policy, directly from the Company Equityholders (in proportion to each Company Equityholder’s Indemnity Pro Rata Share);

(iii)thereafter, and solely with respect to losses that are not recoverable under the R&W Insurance Policy as a result of the limit under the R&W Insurance Policy being satisfied, directly from the Company Equityholders (in proportion to each Company Equityholder’s Indemnity Pro Rata Share); and

(iv)in all cases, reduced by actual insurance recoveries actually received by Parent and its Affiliates, net of any insurance premiums (including any increase thereof) and costs of collection.

12.10Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.11Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

12.12Construction; Disclosure.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement.  Prior to the Closing, the Company shall have the right from time to time to supplement, modify or update the Company Disclosure Schedules to reflect actions, omissions, circumstances, occurrences and/or developments occurring after the execution and delivery of this Agreement and, except for purposes of Section 8.1(c), any such supplements, modifications and updates shall supplement, modify and amend the Company Disclosure Schedules for all purposes.  From and after the time of any such supplement, modification and/or update, references to the Company Disclosure Schedules shall be references to the Company Disclosure Schedules as so supplemented, modified and/or updated.  The information contained in this Agreement and in the Company Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

12.13Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 12.8, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby waives (a) any defenses in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  Without limiting the generality of the foregoing, and notwithstanding Section 6.8 hereof, Parent and Merger Sub acknowledge that the Company shall be entitled specific performance of Parent’s and Merger Sub’s obligation to consummate the transactions contemplated hereby regardless of whether the Debt Financing has been funded or will be funded at the Closing, and that Parent and Merger Sub shall use available cash, debt or equity financing sources to pay the amounts required to be paid by Parent or Merger Sub hereunder.  If, prior to the End Date, any Party brings any action, in each case in accordance with Section 12.8, to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such action is pending, plus ten (10) Business Days or (y) such other later date established by the Delaware court presiding over such action.

12.15Representative.

(a)Designation.  The Representative is hereby authorized to serve as the representative of each Company Equityholders with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

(b)Authority.  Each Company Equityholder, by his, her or its acceptance of any portion of the Merger Consideration, as well as through the execution and delivery of his, her or its Stockholder Letter of Transmittal, Option Cancellation Agreement or Warrant Cancellation Agreement pursuant to the terms of this Agreement, irrevocably appoints the Representative as of the Closing as the representative, agent, proxy and attorney-in-fact for such Company Equityholder for all purposes of this Agreement, the Escrow Agreement and the Payments Agreement (including the full power and authority on such Company Equityholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Company Equityholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), (iii) to make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (iv) to cause the Payments Administrator to distribute any funds payable by Parent hereunder which are for the account of the Company Equityholders, (v) to deduct and/or hold back any funds which may be payable to any Company Equityholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Equityholder hereunder, (vi) to execute and deliver on behalf of such Company Equityholder any amendment to the terms hereof, (vii) to take all other actions to be taken by or on behalf of such Company Equityholder in connection herewith, (viii) to retain funds for reasonably anticipated expenses and liabilities, and (ix) to do each and every act and exercise any and all rights which such Company Equityholder or the Company Equityholders collectively are permitted or required to do or exercise under this Agreement, the Escrow Agreement and the Payments Agreement).  All decisions and actions by the Representative made in accordance with the authority granted to it hereunder, including the defense or settlement of any claims for losses for which the Parent, Merger Sub and their respective officers, directors, employees, agents, representatives, successors and permitted assigns may be entitled to indemnification, shall be binding upon all of the Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same.  The Representative Holdback Amount shall be retained by the Representative for such time as the Representative shall determine in its sole discretion.

(c)Replacement.  In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Equityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the capital stock of the Company issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement, and the Company Equityholders shall provide notice of the identity of the new Representative to Parent within ten (10) days of such replacement.

(d)Exculpation.

(i)Neither the Representative nor any agent employed by it shall incur any liability to any other Person by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto.  For the avoidance of doubt, Parent and Merger Sub shall be entitled to rely on the acts, to the extent authorized hereunder, of the Representative.

(ii)The Representative shall have no obligations to make any payments, including on behalf of any Company Equityholder or any other Person.  Parent agrees that it will not look to the personal assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Company Equityholders.  The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability primarily resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel.  The Company Equityholders will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Company Equityholders, any such Representative Losses may be recovered by the Representative from (i) the Representative Holdback Amount, and (ii) the amounts in the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Equityholders set forth elsewhere in this Agreement (including Section 12.1 and Section 12.16 hereof) are not intended to be applicable to the indemnities provided to the Representative under this Section 12.15.  The Company Equityholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(iii)The Representative Holdback Amount will be held in with an FDIC-insured institution in a segregated account.  The Company Equityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative Holdback Amount to the Payments Administrator for further distribution in accordance with Section 3.4(d)(i)–(ii) (the date of such distribution, the “Representative Holdback Distribution Date”).  For tax purposes, the Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Company Equityholders at the time of the Closing.

(iv)This Section 12.15(d) shall survive any termination of this Agreement pursuant to Article XI.

(e)Irrevocability; Successors.  The provisions of this Section 12.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the transactions contemplated by this Agreement.  The provisions of this Section 12.15 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Equityholder, and any references in this Agreement to a Company Equityholder shall mean and include the successors to the rights of the Company Equityholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f)Access.  The Representative shall have reasonable access to relevant information about the Acquired Companies and the reasonable assistance of the Company’s, the Company Subsidiaries’ and Parent’s employees for purposes of performing its duties and exercising its rights hereunder; provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Company or its Subsidiaries to anyone (except as required by law or on a need to know basis to individuals who agree to treat such information confidentially).

12.16Waiver of Conflict; Privilege. After the Effective Time, Parent shall not, and shall cause each of its Affiliates (including the Surviving Corporation) not to use any legal advice provided by Fenwick & West LLP to the Company, the Representative or any Company Equityholder, relating to the Merger (“Company Transactions Legal Advice”) in connection with any indemnification claim dispute hereunder or any other legal proceeding or potential legal proceeding against, with or involving Parent, the Surviving Corporation or any of their Affiliates or agents. The Company Transactions Legal Advice shall be deemed to be privileged and confidential communications of the Representative and the Company Equityholders and control of the confidentiality and privilege applicable thereto shall be retained by the Representative and the Company Equityholders. After the Effective Time, the Representative shall be permitted to access and use Company Transactions Legal Advice in connection with any indemnification claim dispute hereunder or any other legal proceeding or potential legal proceeding against, with or involving Parent, the Surviving Corporation or any of their Affiliates or agents; and Fenwick & West LLP, the Representative and any Company Equityholder may make any such Company Transactions Legal Advice available to Fenwick & West LLP or the Representative, as the case may be. In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Fenwick & West LLP’s prior representation of the Company and (i) Fenwick & West LLP’s representation of the Representative prior to and after the Effective Time. For the avoidance of doubt, Parent, the Surviving Corporation and any of their Affiliates and agents may access and use for any purpose facts, data and any other information contained in any communications between Fenwick & West LLP, on the one hand, and the Company, the Representative or any Company Equityholder, on the other hand, to the extent such communications belong to the Surviving Corporation even if such communication also contains Company Transactions Legal Advice, including as evidence in any indemnification claim dispute or any other legal proceeding or potential legal proceeding involving the Representative or any Company Equityholder, but for the avoidance of doubt, excluding the Company

Transactions Legal Advice contained in such communications. For the avoidance of doubt, nothing in this Section 12.16 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.  The foregoing shall apply mutatis mutandis to the post-Closing representation of the Surviving Corporation by Kirkland & Ellis LLP, which it is agreed shall be permissible in all respects.

12.17Non-Recourse.  Other than for claims or causes of action pursuant to the Stockholder Letters of Transmittal, Option Cancellation Agreements and Warrant Cancellation Agreements contemplated by Article III, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto.  Other than for claims or causes of action pursuant to the Stockholder Letters of Transmittal, Option Cancellation Agreements and Warrant Cancellation Agreements contemplated by Article III, no Person who is not a named Party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.  The Non-Party Affiliates shall be a third party beneficiaries of this Agreement for purposes of this Section 12.16.  Notwithstanding the foregoing, this Section 12.17 shall not apply to Section 12.15, which shall be enforceable in its entirety by the Representative against the Company Equityholders.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

ULTIMATE PARENT:

JAMF HOLDING CORP.

By:	/s/ Dean J. Hager
Name:	Dean J. Hager
Title:	Chief Executive Officer

PARENT:

JAMF SOFTWARE, LLC

By:	/s/ Dean J. Hager
Name:	Dean J. Hager
Title:	Chief Executive Officer

MERGER SUB:

By:	/s/ Dean J. Hager
Name:	Dean J. Hager
Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

COMPANY:

WANDERA, INC.

By:	/s/ Roy Tuvey
Name:	Roy Tuvey
Title:	President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

Schedule 1.1

Principal Stockholders

● Eldar Tuvey

● Jim Walker

● John Edwards

● 83North II Limited Partnership

● 83North III Limited Partnership

● Bessemer Venture Partners VIII Institutional L.P

● Bessemer Venture Partners VIII L.P

● Sapphire Venture Fund II, L.P.

● SAPPHIRE, SAP HANA FUND OF FUNDS, L.P.

● The Gaskaar Trust

● The Twegg Trust

Schedule 1.2

Non-Compete Parties

● Roy Tuvey

● Eldar Tuvey

● Ben Oxnam

● Stijn Paumen

● Mike Campin

● Garry Scott

● John Edwards

● Jim Walker

Schedule 1.3

Non-Solicit Parties

● 83North II Limited Partnership

● 83North III Limited Partnership

● Bessemer Venture Partners VIII Institutional L.P

● Bessemer Venture Partners VIII L.P

● Sapphire Venture Fund II, L.P.

● SAPPHIRE, SAP HANA FUND OF FUNDS, L.P.

Exhibit A

Working Capital Schedule

See attached.

Exhibit B

Form of Escrow Agreement

See attached.

Exhibit C

Form of Stockholder Letter of Transmittal

See attached.

Exhibit D-1

Form of Warrant Cancellation Agreement

See attached.

Exhibit D-2

Form of Option Cancellation Agreement

See attached.